Exhibit 10.9
Execution Copy

MIDFIELD SUPPLY ULC,
as Borrower

LOAN AND SECURITY AGREEMENT
Dated as of November 2, 2006
CDN$150,000,000

BANK OF AMERICA, N.A. (acting through its Canada branch),
and
CERTAIN FINANCIAL INSTITUTIONS FROM TIME TO
TIME OR AT ANY TIME NAMED HEREIN AS LENDERS,
as Lenders
BANK OF AMERICA, N.A. (acting through its Canada branch),
as Agent

TABLE OF CONTENTS

SECTION 1 DEFINITIONS; RULES OF CONSTRUCTION	1
1.1 Definitions	1
1.2 Accounting Terms	28
1.3 Certain Matters of Construction	28
1.4 Interest Calculations and Payments	29
1.5 Interest Act (Canada)	29
1.6 Equivalent Amount	30

SECTION 2 CREDIT FACILITIES	30
2.1 Revolver Commitment	30
2.2 Letter of Credit Facility	32

SECTION 3 INTEREST, FEES AND CHARGES	35
3.1 Interest	35
3.2 Fees	37
3.3 Computation of Interest, Fees, Yield Protection	37
3.4 Overdraft Loans	38
3.5 Illegality	38
3.6 Increased Costs	38
3.7 Capital Adequacy	39
3.8 Mitigation	39
3.9 Funding Losses	40
3.10 Maximum Interest	40

SECTION 4 LOAN ADMINISTRATION	41
4.1 Manner of Borrowing and Funding Revolver Loans	41
4.2 Defaulting Lender	42
4.3 Number and Amount of BA Equivalent Loans; Determination of Rate	43
4.4 Effect of Termination	43

SECTION 5 PAYMENTS	43
5.1 General Payment Provisions	43
5.2 Repayment of Revolver Loans	44
5.3 Payment of Other Obligations	44
5.4 Marshalling; Payments Set Aside	44
5.5 Post-Default Allocation of Payments	44
5.6 Application of Payments	45
5.7 Loan Account; Account Stated	46
5.8 Taxes	46

SECTION 6 CONDITIONS PRECEDENT	47
6.1 Conditions Precedent to Initial Loans	47
6.2 Conditions Precedent to All Credit Extensions	50
6.3 Limited Waiver of Conditions Precedent	51

SECTION 7 COLLATERAL	51
7.1 Grant of Security Interest	51
7.2 Lien on Deposit Accounts/Dominion Accounts; Cash Collateral	52
7.3 Other Collateral	52
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7.4 No Assumption of Liability	53
7.5 Further Assurances	53

SECTION 8 COLLATERAL ADMINISTRATION	53
8.1 Borrowing Base Certificates	53
8.2 Administration of Accounts	53
8.3 Administration of Inventory	54
8.4 Administration of Equipment and Real Estate	55
8.5 Administration of Deposit Accounts	55
8.6 General Provisions	56
8.7 Power of Attorney	57

SECTION 9 REPRESENTATIONS AND WARRANTIES	58
9.1 General Representations and Warranties	58
9.2 Complete Disclosure	65

SECTION 10 COVENANTS AND CONTINUING AGREEMENTS	65
10.1 Affirmative Covenants	65
10.2 Negative Covenants	70
10.3 Financial Covenants	76

SECTION 11 EVENTS OF DEFAULT; REMEDIES ON DEFAULT	76
11.1 Events of Default	76
11.2 Remedies upon Default	78
11.3 License	79
11.4 Setoff	79
11.5 Remedies Cumulative; No Waiver	80

SECTION 12 AGENT	80
12.1 Appointment, Authority and Duties of Agent	80
12.2 Agreements Regarding Collateral and Field Examination Reports	82
12.3 Reliance By Agent	82
12.4 Action Upon Default	83
12.5 Ratable Sharing	83
12.6 Indemnification of Agent Indemnitees	83
12.7 Limitation on Responsibilities of Agent	84
12.8 Successor Agent and Co-Agents	84
12.9 Due Diligence and Non-Reliance	86
12.10 Replacement of Certain Lenders	86
12.11 Remittance of Payments and Collections	86
12.12 Agent in its Individual Capacity	87
12.13 Agent Titles	87
12.14 No Third Party Beneficiaries	88

SECTION 13 BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	88
13.1 Successors and Assigns	88
13.2 Participations	88
13.3 Assignments	89
13.4 Representation of Lenders	89

SECTION 14 GUARANTEES	90
14.1 The Guarantees	90
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14.2 Guarantee Absolute	90
14.3 Consents, Waivers and Renewals	91
14.4 Subrogation	92
14.5 Subordination	92
14.6 Protection Clause	92
14.7 Limitation on Guarantee of Obligations	92
14.8 Guarantee of Payment	94

SECTION 15 MISCELLANEOUS	94
15.1 Consents, Amendments and Waivers	94
15.2 Indemnity	95
15.3 Notices and Communications	95
15.4 Performance of Obligors’ Obligations	96
15.5 Credit Inquiries	96
15.6 Severability	96
15.7 Cumulative Effect; Conflict of Terms	97
15.8 Counterparts; Facsimile Signatures	97
15.9 Entire Agreement	97
15.10 Obligations of Lenders	97
15.11 Confidentiality	97
15.12 Governing Law; Choice of Forum; Service of Process	98
15.13 Waivers by Obligors	99
15.14 Survival of Representations and Warranties	100
15.15 Fees and Expenses	100
15.16 Limitation of Liability	100
15.17 Final Agreement	101
15.18 Precedence	101
15.19 Judgment Currency	101
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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Intentionally Deleted
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice
Exhibit E	Borrowing Base Certificate
Exhibit F	Notice of Continuation/Conversion
Exhibit G	Compliance Certificate
Exhibit H	Notice of Borrowing
Schedule 1.1	Commitments of Lenders
Schedule 8.5	Dominion Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Compliance
Schedule 9.1.21	Labour Contracts
Schedule 9.1.29	Real Estate
Schedule 10.2.2	Existing Liens
Schedule 10.2.4	Distributions
Schedule 10.2.17	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is dated as of November 2, 2006, among MIDFIELD SUPPLY ULC, an unlimited liability company incorporated under the laws of Alberta (the “Borrower”), Mega Production Testing Inc., as guarantor, the financial institutions party to this Agreement from time to time as lenders (collectively, the “Lenders”) and BANK OF AMERICA, N.A. (acting through its Canada branch), as agent for the Lenders (the “Agent”).
RECITALS:
     Borrower has requested that Lenders make available a credit facility, to be used by Borrower to finance its working capital needs, capital expenditure needs and general corporate purposes and to refinance its existing debt. Lenders are willing to provide such credit facility on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1 DEFINITIONS; RULES OF CONSTRUCTION
1.1 Definitions.
     As used herein, the following terms have the meanings set forth below:
     331562 — 331562 Alberta Ltd.
     331562 Debt — (i) the loan, in the principal amount of $2,000,000, currently owing and made in favour of TSS Tubular & Sales and Service Ltd. by 331562, and (ii) the obligation of TSS Tubular & Sales and Service Ltd. to pay to 331562 an amount equal to 51% of the net revenues of TSS Tubular & Sales and Service Ltd. for the period commencing on May 1, 2006 and ending at midnight on August 31, 2006, which amount shall not exceed the aggregate amount of $900,000 and which payment shall be made on or before December 31, 2006; and which loan and obligation to pay shall become a loan and obligation of the Borrower following completion of the Obligor 2006 Amalgamation.
     331562 Estoppel Agreement — an estoppel agreement among the Agent, 331562 and the Borrower dated as of the date hereof on terms and conditions satisfactory to the Agent.
     331562 Reserve — an amount equal to all outstanding indebtedness of the Borrower under the 331562 Debt.
     Account — means all of the Borrower’s now owned or hereafter acquired or arising accounts as defined in the PPSA, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.
     Account Debtor — a Person who is obligated under an Account, Chattel Paper or General Intangible.

     Acquisition — any transaction, or any series of related transactions, consummated on or after the Closing Date, by which an Obligor directly or indirectly (a) acquires debt of another Person, (b) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through a purchase of assets, a merger/amalgamation or otherwise, (c) acquires control of Equity Interests of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (d) acquires control of more than 50% of the Equity Interests in any partnership, joint venture, limited liability company, unlimited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.
     Adjusted EBITDA — for the period then calculated, means, EBITDA plus Bonuses, to the extent deducted in calculating EBITDA, plus the EPSPs, to the extent deducted in calculating EBITDA.
     Affiliate — with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of Equity Interests of such first Person; (c) at least 10% of whose voting securities or any class of Equity Interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise.
     Agent — Agent in its capacity as agent for the Lenders and in its capacity as collateral agent for the Secured Parties under the Security Documents, together with any successor in that capacity appointed pursuant to Section 12.8.
     Agent Indemnitees — Agent and its officers, directors, employees, Affiliates, agents, mandataries and attorneys.
     Agent Professionals — attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
     Agreement — this Loan and Security Agreement and all Exhibits and Schedules thereto.
     Allocable Amount — as defined in Section 14.7.
     Anti-Terrorism Laws — any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act and the Proceeds of Crime Act.
     Applicable Law — all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

     Applicable Margin — with respect to any Type of Loan, the margin set forth below, as determined by the Average Daily Availability of the Borrower for the last Fiscal Quarter:

	Average Daily
	Availability for
	previous Fiscal
Level	Quarter	Prime Rate Loans	BA Equivalent Loans
I	<$30,000,000	0.25%	1.75%
II	≥$30,000,000 and <$60,000,000	0.0%	1.50%
III	≥$60,000,000	0.0%	1.25%
     Until the later of (a) May 1, 2007, or (b) the first Business Day of the calendar month immediately preceding the date of receipt by the Agent of the Borrower’s Compliance Certificate for the Fiscal Quarter ended March 31, 2007, the margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent, pursuant to Section 10.1.2, of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first Business Day of the calendar month immediately preceding the date of receipt by the Agent of such Compliance Certificate for such Fiscal Quarter. If Borrower shall fail to deliver a Compliance Certificate by the date required pursuant to Section 10.1.2, then effective as of the date such Compliance Certificate becomes delinquent, the Applicable Margin shall be determined as if Level I were applicable, such automatic adjustment to remain in effect until the first Business Day of the calendar month immediately preceding receipt by the Agent of the requisite Compliance Certificate.
     Asset Disposition — a sale, lease, license, consignment, transfer, alienation or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
     Assignment and Acceptance — an assignment agreement between a Lender and Eligible Assignee and accepted by Agent, in the form of Exhibit C.
     ATB Financial — Alberta Treasury Branches.
     ATB Financial Debt — a fixed asset revolving term loan facility to be made by ATB Financial in favour of the Borrower and its Subsidiaries, in the aggregate amount of $15,000,000 (the “ATB Principal”), and to be secured by the Borrower’s Real Estate and fixed assets only, the whole in form and in substance and on terms and conditions satisfactory to the Agent. At all times after the execution of the ATB Financial Debt, and for so long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to, agree to the increase of the principal amount of the ATB Financial Debt in excess of the ATB Principal, nor agree to the increase of any interest rates or any fees, premiums, commissions or other payments except as provided for in the initial ATB Financial Debt or make any covenants and terms more restrictive than those provided for in the initial ATB Financial Debt, unless the Agent’s prior written consent, in its discretion, has been obtained in each such case.

     ATB Intelcreditor Agreement — an Intercreditor Agreement among the Agent, ATB Financial and the Borrower to be executed concurrently with the execution of the ATB Financial Debt in form and in substance and on terms and conditions satisfactory to the Agent (such terms and conditions to include, inter alia, standstill provisions and grant to Agent of a licence to use the Equipment in an enforcement scenario).
     ATB Principal — as defined in the definition of ATB Financial Debt.
     Availability — determined as of any date, the amount that Borrower is entitled to borrow as Revolver Loans, being the Borrowing Base minus the principal balance of all Revolver Loans.
     Availability Reserve — the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the LC Reserve; (c) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (d) the Priority Payable Reserve, (e) the 331562 Reserve, and (f) such additional reserves, in such amounts and with respect to such matters, as Agent in its discretion may elect to impose from time to time.
     Average Daily Availability — the amount obtained by adding the difference between the Borrowing Base and the aggregate unpaid balance of the Revolver Loans and Swingline Loans owing by Borrower to Agent and Lenders at the end of each day during the period in question and by dividing such sum by the number of days in such period; provided, however, that for purposes of determining “Average Daily Availability” as such term is used in the definition of “Applicable Margin” of this Agreement, “Borrowing Base” shall be determined without regard to clause (a) of the definition of “Borrowing Base”.
     BA Equivalent Loan -each set of BA Equivalent Revolver Loans having a common length and commencement of Interest Period.
     BA Equivalent Rate — for the Interest Period of each BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 A.M. Eastern time on such day (or, if such day is not a Business Day, as of 10:00 A.M. Eastern time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.
     BA Equivalent Revolver Loan — a Revolver Loan, in Canadian Dollars, that bears interest at a rate determined by reference to the BA Equivalent Rate.
     Bank — Bank of America, N.A. (acting through its Canada branch) or any successor or assign thereof.

     Bank of America Indemnitees — Bank and all of its present and future officers, directors, employees, Affiliates, agents, mandataries and attorneys.
     Bank Product — any of the following products, services or facilities extended to Borrower or Canadian Subsidiary by Bank, any Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by Borrower or Canadian Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.5.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists.
     Bank Product Amount — as defined in the definition of Bank Product.
     Bank Product Debt — Debt and other obligations of an Obligor relating to Bank Products.
     Bankruptcy Code — Title 11 of the United States Code (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     BIA — The Bankruptcy and Insolvency Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     Board of Governors — the Board of Governors of the Federal Reserve System.
     Bonuses — bonuses payable by the Borrower to its employees in respect of the Borrower’s then most recently ended Fiscal Year, which bonuses are calculated in accordance with the Shareholders Agreement (such calculations being so set forth on Schedule 10.2.4); provided, however, that the Borrower may make a one time bonus payment, for the Fiscal Year 2006, to its former employees, who are no longer employees as a result of the sale of the Nusco manufacturing business in June of 2006.
     Borrowed Money — with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
     Borrowing — a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
     Borrowing Base — on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; and (b) the sum of up to

85% of the Value of Eligible Accounts, plus the lessor of (i) the sum of up to 60% of the Value of Eligible Inventory, and (ii) $80,000,000, minus the Availability Reserve.
     Borrowing Base Certificate — a certificate, in the form of Exhibit E, in form and substance satisfactory to Agent, by which Borrower certifies calculation of the Borrowing Base.
     Business Day — (a) any day excluding Saturday, Sunday and any other day on which banks are permitted to be closed under the laws of the Province of Ontario or the Province of Quebec.
     Capital Adequacy Regulation — any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.
     Capital Expenditures — all liabilities incurred, expenditures made or payments due (whether or not made) by Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.
     Capital Lease — any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     Cash Collateral — cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
     Cash Collateral Account — a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.
     Cash Collateralize — the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
     Cash Equivalents — (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the Canadian or United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, guaranteed investment certificates, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of Canada or the United States or any province, state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
     Cash Management Services — any services provided from time to time by Bank or any of its Affiliates to Borrower or a Canadian Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.
     CCAA — Companies’ Creditors Arrangement Act (Canada), (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     CERCLA — the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     Change of Control — (a) Red Man Pipe & Supply Canada Ltd. ceases to own and control, beneficially and of record, directly or indirectly, 51% of the voting Equity Interests in Borrower; (b) a change in the majority of directors of Borrower, unless approved by the then majority of directors; or (c) all or substantially all of Borrower’s assets are sold or transferred.
     Chattel Paper — as defined in the PPSA.
     Civil Code— the Civil Code (Quebec) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     Claims — all liabilities, obligations, losses, damages, penalties, judgments, actions, suites, proceedings, awards, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loan Documents or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence, perfection, opposability or enforcement of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
     Class R Note — unsecured subordinated demand promissory note, classified as the Class R Note, dated as of June 15, 2005, issued to Red Man Pipe Canada by the Borrower in the amount of $37,283,833, bearing interest at the rate of 12% per annum (which interest is payable annually in the month of April).
     Closing Date — as defined in Section 6.1.
     Closing Date Debt Repayments — The repayment of the existing indebtedness owing to ATB Financial, HSBC Bank Canada, Royal Bank of Canada and NPS Ventures Ltd., and the partial repayments of the shareholder loans owing to each of Red Man Pipe Canada and Midfield

Holdings, all as more particularly set forth in a letter of direction executed by the Borrower to the Agent and dated the date hereof.
     Code — the Internal Revenue Code of 1986, as amended from time to time and includes all regulations thereunder.
     Collateral — all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
     Commitment — for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.
     Commitment Reduction Amount — as defined in Section 2.1.7.
     Commitment Reduction Date — as defined in Section 2.1.7.
     Commitment Reduction Notice — as defined in Section 2.1.7.
     Commitment Termination Date — the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.
     Compliance Certificate — a certificate, in the form of Exhibit G, by which Borrower certifies compliance with Sections 10.2.3 and 10.3 and calculate the applicable Level for the Applicable Margin.
     Contaminant — means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any hazardous or toxic constituent of any such substance or waste.
     Contingent Obligation — any obligation of a Person arising from a guarantee, surety, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guarantee, surety, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

     CWA — the Clean Water Act (33 U.S.C. §§ 1251 et seq.) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     Debt — with respect to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including, without limitation, Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
     Default — an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
     Default Rate — for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
     Deposit Account — includes any bank account (with deposit functions) maintained or held with any financial institution.
     Distribution — any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
     Dollars or Canadian Dollars or “$“ — the lawful currency of Canada.
     Dominion Account — a special account established by each Obligor at Bank, over which Agent has exclusive access and control for withdrawal purposes.
     EBITDA — determined on a consolidated basis for Borrower and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains (in each case, to the extent included in determining net income).
     Eligible Account — an Account owing to an Obligor that arises in the Ordinary Course of Business from the sale of goods, or rendition of services, is payable in Dollars or U.S. Dollars and is deemed by Agent, in its discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:
     (a) it is unpaid for more than 90 days after the original invoice date; provided, however, that in the case of Accounts owing by the Account Debtor known as Paramount Resources Ltd., it is unpaid for more than 120 days after the original invoice date;
     (b) 30% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under clause (a) of this definition or otherwise ineligible hereunder;

     (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time);
     (d) it does not conform with a covenant or representation herein;
     (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, compensation, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, contra, credit or allowance (but ineligibility shall be limited to the amount thereof);
     (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent or, in the case of an individual, death or judicial declaration of incompetency;
     (g) the Account Debtor is organized or has its principal chief executive or registered offices or assets outside the United States or Canada;
     (h) it is owing by a Government Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act or (ii) the Account Debtor is the government of Canada and the Account has been assigned to Agent in compliance with the Financial Administration Act (Canada);
     (i) it is not subject to a duly perfected, opposable and first priority Lien in favour of Agent, or is subject to any other Lien, or the Agent’s right or ability to obtain direct payment to the Agent of the proceeds of such Account, is governed by any federal, state or provincial statutory requirements other than those of the UCC, the PPSA or the Civil Code;
     (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;
     (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;
     (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis;
     (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, pre-bill, guaranteed sale, sale or return, sale on approval, consignment, conditional sale or other repurchase or return basis;
     (n) it represents a progress billing or retainage;
     (o) it represents an Account belonging to an Account Debtor where an Obligor has suspended any further sales to such Account Debtor;

     (p) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;
     (q) with respect to which the Account Debtor is located in any state of the United States or province of Canada which requires the filing of a Notice of Business Activities Report or registration or licencing to carry on business or similar report, registration or licencing in order to permit an Obligor to seek judicial enforcement in such state of the United States or province of Canada of payment of such Account, unless an Obligor has qualified to do business in such province or state or has filed a Notice of Business Activities Report or registration or licencing to carry on business or equivalent report, registration or licencing for the then current year;
     (r) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; or
     (s) such Account is determined by the Agent in its discretion to be ineligible for any other reason.
     In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded (provided, however, that, in the case of Paramount Resources Ltd., credit balances more than 120 days old will be excluded). If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.
     Eligible Assignee — a Canadian based Affiliate of a Lender each of which is resident in Canada or is deemed to be resident in Canada for purposes of Part XIII of the ITA; (ii) any other financial institution approved by Agent and Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of Canada or any province, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business, whose becoming an assignee would not constitute a prohibited transaction under Applicable Law and who is resident in Canada or is deemed to be resident in Canada for purposes of Part XIII of the ITA; and (iii) during any Event of Default, any Person acceptable to Agent in its discretion.
     Eligible Inventory — Inventory owned by an Obligor that Agent, in its discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:
     (a) is finished goods, and not raw materials, work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts, spare parts or manufacturing supplies;
     (b) is not held on consignment, nor subject to any deposit or downpayment;
     (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;
     (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods;

     (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law;
     (f) conforms with the covenants and representations herein;
     (g) is owned by an Obligor and is maintained or stored at a location of an Obligor subject to paragraphs (i), (j) and (k) of this definition of Eligible Inventory;
     (h) is subject to Agent’s duly perfected, opposable and first priority Lien, and no other Lien;
     (i) is not located on leased premises unless the lessor has delivered a Lien Waiver or an appropriate Rent and Charges Reserve at the Agent’s discretion has been established;
     (j) is not in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless such Person has delivered a Lien Waiver;
     (k) is not consigned to any Person, provided, however, that Inventory in Canada or the continental United States, on consignment by an Obligor to a Person, shall be considered Eligible Inventory if (i) Obligor has filed a financing statement against such Person in respect of such Inventory (insuring a first ranking Lien against such Inventory), (ii) Obligor has assigned the foregoing financing statement to Agent, (iii) such Person has delivered a consignee’s consent letter in form and substance satisfactory to the Agent, and (iv) the Inventory would otherwise constitute Eligible Inventory hereunder;
     (l) is within the continental United States or Canada and is not in transit except between locations of an Obligor;
     (l) is not subject to any warehouse receipt or negotiable Document;
     (m) is not subject to any License or other arrangement that restricts an Obligor’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver or consent to sub-license in form and substance satisfactory to Agent; and
     (n) such Inventory is not determined by the Agent in its discretion to be ineligible for any other reason.
     If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.
     Enforcement Action — any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff, compensation or recoupment, or otherwise).
     Environmental Laws — all Applicable Laws (including all programs, permits, authorizations, consents, registrations, approvals, ordinances, judgments, injunctions, notices and guidance promulgated by regulatory agencies or other Governmental Authorities), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including the Environmental Protection Act (Canada), CERCLA and CWA.
     Environmental Notice — a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     Environmental Release — means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property or a release as defined in CERCLA or under any other Environmental Law.
     EPSPs — means The Employee Profit Sharing Plan distributions made in accordance with the Shareholders Agreement which are, for greater certainty, (a) the EPSP first allocation which is an amount equal to the interest payable by the Borrower on the Class R Note in each fiscal year multiplied by the common stock ownership ratio of the number of shares held by Midfield Holdings, in the Borrower, divided by the number of shares held by Red Man Pipe Canada, in the Borrower, outstanding during the Fiscal Year, and (b) the EPSP second allocation which is an amount equal to taxable earnings of the Borrower before deduction of the EPSP second allocation in each Fiscal Year multiplied by the common stock ownership ratio of the number of shares held by Midfield Holdings, in the Borrower, divided by the total number of shares of the Borrower outstanding during the Fiscal Year.
     Equipment — as defined in the PPSA, including all tools, machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible (corporeal) personal (movable) Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.
     Equity Interest — the interest of any (a) shareholder in corporation or company, (b) partner in a partnership (whether general, limited, special, limited liability or joint venture), (c) member in a limited liability company or unlimited liability company, or (d) other Person having any other form of equity security or ownership interest.
     Equivalent Amount — on any date, the amount of Dollars into which an amount of U.S. Dollars may be converted or the amount of U.S. Dollars into which an amount of Dollars may be converted, in either case, at the Bank’s spot buying rate in Toronto, Canada as at approximately 12:00 p.m. (Eastern time) on such date.
     ERISA — the Employee Retirement Income Security Act of 1974 (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     Europump — Europump Systems Inc.
     Europump Loan — an unsecured loan, in the aggregate principal amount of $5,500,000, made in favour of Europump by, and currently owing to, the Borrower.

     Event of Default — as defined in Section 11.
     Excluded Taxes — with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or domicile is located and (b) any branch profits taxes imposed by the United States, Canada or any similar tax imposed by any other jurisdiction in which an Obligor is located.
     Extraordinary Expenses — all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, opposability, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
     Fee Letter — the fee letter agreement between Agent, Bank and Borrower.
     Fiscal Quarter — each period of three months, commencing on the first day of a Fiscal Year.
     Fiscal Year — the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on October 31st of each year.
     Fixed Charge Coverage Ratio — the ratio, determined and calculated on a consolidated basis for Borrower and Subsidiaries and on a rolling historical twelve month basis, of (a) Adjusted EBITDA, to (b) Fixed Charges.
     Fixed Charges — the sum, when actually paid in the period, of interest expense, principal payments on Borrowed Money (other than the Revolving Loans and Closing Date Debt Repayments), income taxes, Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), Bonuses and Net Distributions less income taxes, EPSPs or other Distributions paid by Borrower relating to the one time gain resulting from the sale of the Nusco manufacturing business in June of 2006, provided, that, the Agent has provided its consent to the amount of such charges being applied.

     Foreign Lender — with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than the laws of Canada.
     Foreign Plan — any employee benefit plan, pension plan or arrangement maintained or contributed to by any Person that is not subject to the laws of Canada, or any employee benefit plan or arrangement mandated by a government other than Canada for employees of any Person.
     FSCO — the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority empowered or created by the PBA.
     Full Payment — with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
     GAAP — generally accepted accounting principles and practices in effect at such time in Canada as recognized by the Canadian Institute of Chartered Accountants which are applicable to the circumstances.
     General Intangibles — including “Intangibles” as defined in the PPSA and including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible and incorporeal Property of any kind.
     General Security Agreements — the general security agreements executed by each Obligor in favour of the Agent dated the date hereof in form and substance satisfactory to the Agent.
     Goods — as defined in the PPSA.
     Governmental Approvals — all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
     Governmental Authority — any federal, provincial, territorial, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, and any corporation, Crown corporation or other entity owned or controlled, through stock or capital in each case whether associated with Canada, the United States, a province, state, district or territory thereof, or a foreign entity or government.

     Guarantee — (i) the guarantee, as set out in Section 14 hereof, and (ii) each guarantee or surety agreement executed by a Guarantor in favour of Agent.
     Guaranteed Obligations — as defined in Section 14.
     Guarantors — Mega Production Testing Inc. and each other Person who guarantees payment or performance of any Obligations.
     Hedging Agreement — an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
     Indemnified Taxes — all Taxes (including Other Taxes) other than Excluded Taxes.
     Indemnitees — Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank Indemnitees.
     Insolvency Proceeding — (i) The filing by or against an Obligor of a request, proposal, notice of intent to file a proposal, proceeding, action or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, restructuring, liquidation, winding up, corporate or similar laws of Canada, the United States, any province, state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (ii) the making of any general assignment by an Obligor for the benefit of creditors; (iii) the appointment of a receiver, trustee, monitor, custodian, liquidator, administrator, interim receiver, monitor or trustee or other official for an Obligor or for any of the assets of an Obligor, including, without limitation, the appointment of or taking possession by a “trustee” under the BIA or “custodian, “ as defined in the Bankruptcy Code; (iv) the institution by or against an Obligor of any other type of insolvency, liquidation, bankruptcy, winding up or reorganization proceeding (under the laws of Canada, including applicable corporate statutes, the BIA and the CCAA) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, an Obligor; (v) the sale, assignment, or transfer of all or any material part of the assets of an Obligor; (vi) the nonpayment generally by an Obligor of its debts as they become due; or (vii) the cessation of the business of an Obligor as a going concern;
     Instrument — as defined in the PPSA.
     Intellectual Property — all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.
     Intellectual Property Claim — any claim or assertion (whether in writing, by suit or otherwise) that Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

     Interest Period — as defined in Section 3.1.3.
     Inventory — as defined in the PPSA, including all goods and other corporeal movable Property intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, transformation, printing, packing, shipping, advertising, sale, lease or furnishing of such goods or Property, or otherwise used or consumed in an Obligor’s business or enterprise, in providing a service or otherwise (but excluding Equipment).
     Investment — any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.
     Investment Property — all of an Obligor’s right, title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; and (e) commodity accounts.
     Issuing Bank — Bank or an Affiliate of Bank.
     Issuing Bank Indemnitees — Issuing Bank and its officers, directors, employees, Affiliates, agents, mandataries and attorneys.
     ITA — the Income Tax Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     LC Application — an application by Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.
     LC Conditions — the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars or U.S. Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.
     LC Documents — all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
     LC Obligations — the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the aggregate undrawn amount of all outstanding Letters of Credit (which amount shall include, for Letters of Credit denominated in U.S. Dollars, the Equivalent Amount thereof in Dollars); and (c) all fees and other amounts owing with respect to Letters of Credit.

     LC Request — a request for issuance of a Letter of Credit, to be provided by Borrower to Issuing Bank, in form satisfactory to Agent and Issuing Bank.
     LC Reserve — the aggregate of all LC Obligations.
     Lender Indemnitees — Lenders and their officers, directors, employees, Affiliates, agents, mandataries and attorneys.
     Lenders — as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance, and their respective successors, and any one of them a “Lender”.
     Letter of Credit — any standby or documentary letter of credit issued by Issuing Bank in Dollars or U.S. Dollars for the account of Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of an Obligor (for the account of the Borrower).
     Letter of Credit Subline — $10,000,000, or the Equivalent Amount thereof in U.S. Dollars.
     Leverage Ratio — the ratio, determined as of the end of any calendar month, of (a) Borrowed Money (other than Contingent Obligations of the Obligors) as of the last day of such calendar month less the Shareholders’ Notes and the Class R Note outstanding, to (b) Adjusted EBITDA for the rolling historical twelve month period then ending.
     License — any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution, transformation or disposition of Collateral, any use of Property or any other conduct of its business.
     Licensor — any Person from whom an Obligor obtains the right to use any Intellectual Property.
     Lien — any Person’s interest (choate or inchoate) in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, assignments, assignments by way of security, security interests, pledges, hypothecations, statutory trusts, reservations, rights of retention, privileges, garnishment rights, deemed trusts, exceptions, encroachments, easements, rights-of-way, servitudes, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
     Lien Waiver — an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a

Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
     Loan — a Revolver Loan.
     Loan Account — the loan account established by each Lender on its books pursuant to Section 5.7.
     Loan Documents — this Agreement, Other Agreements and Security Documents.
     Loan Year — each year of 365 or 366 days, as applicable, commencing on the Closing Date and on each anniversary of the Closing Date.
     Margin Stock — as defined in Regulation U of the Board of Governors.
     Material Adverse Effect — the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority or opposability of Agent’s Liens on any Collateral; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
     Material Contract — any agreement or arrangement to which Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933, (b) for which breach, termination, resiliation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $250,000 or more.
     Midfield Holdings — Midfield Holdings (Alberta) Ltd., a Person holding Equity Interests in the Borrower.
     Moody’s — Moody’s Investors Service, Inc., and its successors.
     Multiemployer Plan — any employee benefit plan or arrangement described in Section 4001(a)(3) of the ERISA that is maintained or contributed to by any Obligor or Subsidiary.
     Net Distributions — the sum, when actually paid in the period, of EPSPs, dividends and any other such Distributions (excluding Bonuses and interest on the Shareholders’ Notes and the Class R Note) made by the Borrower (all as more particularly set forth on Schedule 10.2.4) less Shareholder Reinvestments actually made at the time of such Distributions being made.
     Net Proceeds — with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
     Notes — each Revolver Note or other promissory note, as required by any Lender, executed by Borrower to evidence any Obligations.
     Notice of Borrowing — a Notice of Borrowing to be provided by a Senior Officer of Borrower to request the funding of Borrowing of Revolver Loans, in each case in the form of Exhibit H.
     Notice of Conversion/Continuation — a Notice of Conversion/Continuation to be provided by a Senior Officer of Borrower to request a conversion or continuation of any Prime Rate Loans as BA Equivalent Loans, in the form of Exhibit F.
     Obligations — all (a) principal of and premium, if any, on the Loans, (b) the LC Obligations and other liabilities and obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) liabilities and obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, (g) the Guaranteed Obligations, and (h) other Debts, obligations, covenants, duties and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether or not allowed in any Insolvency Proceeding (including any interest that accrues after the commencement of any case or proceedings by or against the Borrower under any debtor relief law (including the BIA and the CCAA)), whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guarantee, covenant, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
     Obligor — Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favour of Agent on its assets to secure any Obligations.
     Obligor 2006 Amalgamation — the series of amalgamations to be completed on November 1, 2006, in the following order:
(a)	Firstly, the amalgamation of Jac-Brie Holdings Ltd. with its wholly owned subsidiary, Joe’s Supply Ltd. under the name Joe’s Supply Ltd. (“New Joe’s Supply Ltd.”);

(b)	Secondly, the amalgamation of 365465 Alberta Ltd. with its wholly owned subsidiary, TSS Tubular Sales & Service Ltd. under the name TSS Tubular Sale & Service Ltd. (“New TSS Tubular Ltd.”);

(c)	Thirdly, the amalgamation of Nusco Pipe and Supply ULC with its wholly owned subsidiaries, Brittania Industries Inc. and New TSS Tubular Ltd. under the name Nusco Pipe and Supply ULC (“New Nusco ULC”); and

(d)	Fourthly, the amalgamation of Midfield Supply ULC with its wholly owned subsidiaries, Boost Energy Systems Inc., New Joe’s Supply Ltd., and New Nusco ULC under the name Midfield Supply ULC to create the Borrower.
     Ordinary Course of Business — the ordinary course of business of Borrower or Subsidiary, consistent with past practices and undertaken in good faith.
     Organic Documents — with respect to any Person, its charter, certificate or articles of incorporation, articles of amalgamation, articles of amendment, certificates or articles of constitution, letters patent, certificates and articles of continuation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, limited partnership agreement, certificate of partnership, memoranda of association, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
     OSHA — the Occupational Safety and Hazard Act of 1970 (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     Other Agreements — each Note; LC Document; Fee Letter; Lien Waiver; ATB Intercreditor Agreement, Shareholder Subordination Agreements, 331562 Estoppel Agreement, Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto or any other Loan Document.
     Other Taxes — all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Loan and Security Agreement or any other Loan Document.
     Overadvance — as defined in Section 2.1.5.
     Overadvance Loan — a Prime Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.
     Overdraft Loan — as defined in Section 3.4.
     Participant — as defined in Section 13.2.
     Patriot Act — the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     Payment Item — each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

     PBA — Pensions Benefit Act (Ontario) or similar legislation of any other federal or provincial jurisdiction (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     PBGF — the Pension Benefit Guarantee Fund of Ontario or any Governmental Authority of any other jurisdiction exercising similar functions in respect of any Plan or Foreign Plan of an Obligor and any Governmental Authority succeeding to the functions thereof.
     Pension Event — (a) the whole or partial withdrawal of an Obligor or any of its Subsidiaries from a Plan or Foreign Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Plan or Foreign Plan or the treatment of a Plan or Foreign Plan amendment as a termination of partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Plan or Foreign Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Plan or Foreign Plan.
     Permitted Asset Disposition — as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment in the Ordinary Course of Business; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of lease of a real (immovable) or personal (movable) Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; or (e) approved in writing by Agent and Required Lenders.
     Permitted Contingent Obligations — Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favour of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $250,000 or less at any time.
     Permitted Lien — as defined in Section 10.2.2.
     Permitted Purchase Money Debt — Purchase Money Debt of Borrower and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $500,000 at any time and its incurrence does not violate Section 10.2.3.
     Person — any individual, corporation, limited liability company, unlimited liability company, partnership, limited liability partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
     Plan — an employee pension benefit plan or pension plan that is covered by the Applicable Laws of any jurisdiction in Canada including the PBA and the ITA or subject to minimum funding standards and that is either (a) maintained or sponsored by Borrower or Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which Borrower or Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.
     PPSA — the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including, without limitation, the Civil Code) of any other jurisdiction, the laws of which are required by such legislation to be applied in connection with the issue, perfection, effect of perfection, enforcement, enforceability, opposability, validity or effect of security interests or other applicable Lien.
     Prime Rate — the rate of interest publicly announced from time to time by the Bank as its reference rate of interest for loans made in Canadian Dollars and designated as its “prime” rate. The Prime Rate is a rate set by Bank based upon various factors, including Bank’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based on the Prime Rate hereunder, shall be adjusted simultaneously with any change in the Prime Rate. In the event that the Bank (including any successor or assignor) does not at any time publicly announce a prime rate, the “Prime Rate” shall mean the “prime rate” publicly announced by a Schedule 1 chartered bank in Canada selected by the Bank.
     Prime Rate Loan — any Loan that bears interest based on the Prime Rate.
     Prime Rate Revolver Loan — a Revolver Loan that bears interest based on the Prime Rate.
     Priority Payable Reserve — reserves established in the good faith credit discretion of the Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or Lenders’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, in the good faith credit discretion of the Agent, any such amounts due and not paid for vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan, the PBA or any similar legislation.
     Pro Rata — with respect to any Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.
     Proceeds of Crime Act — Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

     Properly Contested — with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
     Property — any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).
     Protective Advances — as defined in Section 2.1.6.
     Purchase Money Debt — (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof, or constitution of a vendor’s hypothec under the Civil Code.
     Purchase Money Lien — a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the PPSA or the UCC, as applicable.
     RCRA — the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
     Real Estate — (a) all lands, tenements, hereditaments, real (immovable) Property and any estate, right, title or interest therein, rights of way, easements, licenses, rights, options and privileges appurtenant or appertaining thereto, now owned or hereafter acquired, and all beneficial interest therein and thereto, together with all buildings, erections, structures, improvements, fixed plant, fixed machinery, fixed equipment and other fixtures now or hereafter constructed or placed thereon or used in connection therewith, and (b) all leasehold, sub-leasehold, license, concession, tenancy, occupancy or other such right, title and interest now or hereafter acquired, together with all buildings, improvements, erections, structures, fixed plant, fixed machinery, fixed equipment and other fixtures now or hereafter constructed or placed thereon and all its right, title and interest in and to the agreements relating thereto and all benefits, powers, covenants and advantages derived therefrom.
     Red Man Pipe Canada — Red Man Pipe and Supply Canada Ltd., a Person holding Equity Interests in the Borrower.
     Reimbursement Date — as defined in Section 2.2.2.
     Rent and Charges Reserve — the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any

Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
     Report — as defined in Section 12.2.3.
     Reportable Event — any event set forth in Section 4043(b) of ERISA.
     Required Lenders — Lenders (subject to Section 4.2) having Commitments in excess of 50% of the aggregate Commitments.
     Reserve Percentage — the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     Restricted Investment — any Investment by Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; and (c) loans and advances permitted under Section 10.2.7.
     Restrictive Agreement — an agreement (other than a Loan Document) that conditions or restricts the right of Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
     Revolver Commitment — for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations, up to the maximum principal amount shown on Schedule 1.1, or as specified hereafter in the most recent Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.
     Revolver Loan — a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
     Revolver Note — a promissory note to be executed by Borrower in favour of a Lender, if required by such Lender, in form and substance satisfactory to Agent, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.
     Revolver Termination Date — November 2, 2010.
     Royalties — all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.
     S&P — Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     Section 427 Security — (a) Agreement as to Powers, (b) Application for Credit and Promise to Give Bills of Lading, Warehouse Receipts or Security, (c) Special Security in Respect

of Specified Property and (d) Notice of Intention to Give Security, all as executed by the Borrower in favour of the Agent in form and substance satisfactory to the Agent.
     Secured Parties — Agent, Issuing Bank, Lenders and providers of Bank Products, and any one of them a “Secured Party”.
     Security Documents — the Guarantees, Deposit Account Control Agreements, Section 427 Security, the General Security Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
     Senior Officer — the chairman of the board, president, chief executive officer, treasurer or chief financial officer of Borrower or, if the context requires, an Obligor.
     Settlement Report — a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.
     Shareholder Reinvestments — the annual loans (required pursuant to the Shareholders Agreement) to be made to the Borrower by each of the Persons having an Equity Interest in the Borrower in the amounts calculated and set forth in the Shareholders Agreement and further detailed in Schedule 10.2.4.
     Shareholders Agreement — the shareholders agreement among the Borrower, Red Man Pipe & Supply Canada Ltd. and Midfield Holdings dated as of June 15, 2005, as amended by a Shareholders Amending Agreement among the same parties dated as of December 28, 2005.
     Shareholders’ Notes — collectively (a) the unsecured demand promissory note, dated as of June 15, 2005, issued to Red Man Pipe Canada by the Borrower in the amount of $9,855,750, bearing interest at 8% per annum (which interest is payable annually in the month of January); (b) the unsecured demand promissory note dated as of April 25, 2006, issued to Red Man Pipe Canada by the Borrower in the amount of $14,818,915, bearing interest at 8% per annum (which interest is payable annually in the month of January); (c) the unsecured demand promissory note dated as of April 25, 2006, issued to Midfield Holdings by the Borrower in the amount of $31,389,499, bearing interest at 8% per annum (which interest is payable annually in the month of January); and (d) shall include all promissory notes issued to any shareholder of, or Person holding an Equity Interest in, the Borrower during the term of this Agreement.
     Shareholder Subordination Agreement — the Subordination Agreements of even date herewith, between Red Man Pipe Canada and Midfield Holdings, respectively, and Agent, relating to the Shareholders’ Notes and the Class R Note.
     Solvent — as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section

101(32) of the Bankruptcy Code and is not an ‘insolvent person’ within the meaning of such term in the BIA, as applicable;; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
     Statutory Reserves — the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D of the Board of Governors, all basic, emergency, supplemental or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).
     Subordinated Debt — Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.
     Subordination Agreement — a subordination agreement, in favour of the Agent and the Lenders, in form and substance satisfactory to Agent, whereby the holder of Subordinated Debt subordinates such Debt to the Obligations and disclaims any Liens on the Collateral.
     Subsidiary — any Person at least 50% of whose voting securities or Equity Interests is owned or controlled by another Person (including indirect ownership or control by such Person, through other Persons, in which such Person directly or indirectly owns or controls 50% of the voting securities or Equity Interests). Unless the context otherwise clearly requires, references herein to a “subsidiary” refer to a Subsidiary of the Borrower.
     Swingline Loan — any Borrowing of Loans funded with Agent’s funds.
     Taxes — any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.
     Transferee — any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
     Type — any type of a Loan (i.e. Prime Rate Loan or BA Equivalent Loan) that has the same interest option and, in the case of BA Equivalent Loans, the same Interest Period.
     UCC — the Uniform Commercial Code as in effect in the State of Texas or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

     Unfunded Pension Liability — at a point in time, the excess of a Plan’s benefit liabilities, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the PBA.
     U.S. Dollars or U.S.$ or United States Dollars — the lawful currency of the United States of America.
     Upstream Payment — a Distribution by a Subsidiary of Borrower to Borrower.
     Value — (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis or weighted average cost basis; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
1.2 Accounting Terms.
     Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s chartered accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.
1.3 Certain Matters of Construction.
     The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 15.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.
1.4 Interest Calculations and Payments
     Unless otherwise stated (as with the case of the unused line fee and the LC facility fees, which shall be calculated at an interest per annum based on a year of three hundred and sixty (360) days), wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest will be calculated on the basis of a calendar year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be. Calculations of interest shall be made using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed reinvestment of interest. All payments of interest to be made hereunder will be paid both before and after maturity and before and after default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.
1.5 Interest Act (Canada)
     For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of a year of three hundred and sixty (360) days, as in the case of the unused line fee and the LC facility fees, or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either three hundred and sixty (360) or such other period of time, as the case may be.
1.6 Equivalent Amount
     For the purpose of determining compliance with covenant and default limitations set forth in the Agreement, amounts expressed in U.S. Dollars shall be measured by aggregating the Equivalent Amount of the applicable items denominated in U.S. Dollars with the items in Canadian Dollars.
SECTION 2 CREDIT FACILITIES
2.1 Revolver Commitment.
     2.1.1 Revolver Loans.
     Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrower from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honour a request for a Revolver Loan in excess of Availability.
     2.1.2 Revolver Notes.
     The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrower shall deliver a Revolver Note to such Lender.
     2.1.3 Use of Proceeds.
     The proceeds of Revolver Loans shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful general corporate purposes of Borrower, including those set out in the recitals to this Agreement.
     2.1.4 Voluntary Termination of Revolver Commitments.
     The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent at any time after the first Loan Year, Borrower may, at its option, terminate, without premium or penalty, the Revolver Commitments and this credit facility. Any notice of termination given by Borrower shall be irrevocable. On the termination date, Borrower shall make Full Payment of all Obligations.
     2.1.5 Overadvances.
     If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrower on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honour requests for Overadvance Loans and to forbear from requiring Borrower to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $10,000,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
     2.1.6 Protective Advances.
     Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Prime Rate Revolver Loans (“Protective Advances”) (a) if Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authorization to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
     2.1.7 Decrease in Revolver Commitments.
     Notwithstanding anything to the contrary contained in this Agreement, so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, and subject to the terms and conditions of this Section 2.1.7, Borrower shall have the right (which may be exercised only once during the term of this Agreement) after the Closing Date and before the end of the Commitment Termination Date, upon not less than thirty (30) Business Days’ prior written notice to Agent (such written notice being herein referred to as a “Commitment Reduction Notice”), to reduce, without premium or penalty, on the date specified in the Commitment Reduction Notice (the “Commitment Reduction Date”) the amount of the Commitments by an amount equal to $25,000,000 (the “Commitment Reduction Amount”); provided, however, that in no event shall the amount of the Commitments be reduced to an amount less than $125,000,000. Subject to the preceding sentence, on the Commitment Reduction Date, (i) the Commitments shall be reduced by the Commitment Reduction Amount and each Lender’s Commitment shall be reduced by such Lender’s Pro Rata share of the Commitments, and (ii) Borrower shall pay to Agent, in immediately available funds, for application to the Loans owed to relevant Lenders, the dollar amount necessary so that after giving effect to Commitment Reduction Amount the outstanding Loans and Letters of Credit do not exceed the Commitments; provided, however, any such reduction is subject to the following additional conditions being satisfied in form and substance satisfactory to Agent and its counsel: (a) Borrower shall have delivered to Agent an Amended and Restated Revolver Note, payable to the order of the relevant Lender, reflecting the reduced Commitment of such Lender, duly executed by Borrower; and (b) Borrower shall have delivered to Agent an amendment to this Agreement evidencing this Commitment Reduction Amount, duly executed by Borrower, with Agent being hereby authorized by each Lender to execute such an amendment on behalf of such Lender.
2.2 Letter of Credit Facility.
     2.2.1 Issuance of Letters of Credit.
     Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(a)	Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from a Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)	Letters of Credit may be requested by Borrower only (i) to support obligations of Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)	Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit.

(d)	In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys selected with reasonable care.

2.2.2	Reimbursement; Participations.
(a)	If Issuing Bank honours any request for payment under a Letter of Credit, Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Prime Rate Revolver Loans from the Reimbursement Date until payment by Borrower. The obligation of Borrower to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary. Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Prime Rate Revolver Loans, in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. The amount of any request for payment under a Letter of Credit denominated in a currency other than Dollars shall be converted into Dollars at the Agent’s spot buying rate in Toronto at approximately 12:00 p.m. (Eastern time) on the date of such drawing/request for payment.
(b)	Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrower does not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)	The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, compensation, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff, compensation or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guarantee with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)	No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or wilful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

     2.2.3 Cash Collateral.
     If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrower shall, at Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding LC Obligations. If Borrower fails to Cash Collateralize the outstanding LC Obligations as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied).
SECTION 3 INTEREST, FEES AND CHARGES
3.1 Interest.
3.1.1	Rates and Payment of Interest.

(a)	The Obligations shall bear interest (i) if a Prime Rate Loan, at the Prime Rate in effect from time to time, plus the Applicable Margin for Prime Rate Revolver Loans; (ii) if a BA Equivalent Loan, at the BA Equivalent Rate for the applicable Interest Period, plus the Applicable Margin for BA Equivalent Revolver Loans; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Prime Rate in effect from time to time, plus the Applicable Margin for Prime Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrower. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)	During any Default or Event of Default, if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate. Borrower acknowledges that the cost and expense to Agent and each Lender due to a Default or an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.

(c)	Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any BA Equivalent Loan, the last day of its Interest Period; and (ii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2	Application of BA Equivalent Rate to Outstanding Loans.

(a)	Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Prime Rate Loans to, or to continue any BA Equivalent Loan at the end of its Interest

Period as, a BA Equivalent Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a BA Equivalent Loan.

(b)	Whenever Borrower desires to convert or continue Loans as BA Equivalent Loans, Borrower shall give Agent a Notice of Conversion/Continuation, no later than 12:00 p.m. (Eastern time) at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any BA Equivalent Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Loans into Prime Rate Loans.
     3.1.3 Interest Periods.
     In connection with the making, conversion or continuation of any BA Equivalent Loans, Borrower shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:
(a)	the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a BA Equivalent Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)	if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)	no Interest Period shall extend beyond the Revolver Termination Date.
     3.1.4 Interest Rate Not Ascertainable.
     If Agent shall determine that on any date for determining BA Equivalent Rate, adequate and fair means do not exist for ascertaining such rates on the basis provided herein, then Agent shall immediately notify Borrower of such determination. Until Agent notifies Borrower that such circumstance no longer exists, the obligation of Lenders to make further BA Equivalent Loans shall be suspended, and no further Loans may be converted into or continued as BA Equivalent Loans, as applicable.

3.2 Fees.
     3.2.1 Unused Line Fee.
     Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the (a) (i) 0.25% (if the outstanding amount of all Borrowings under this Agreement, for the immediately preceding Fiscal Quarter, are greater than 50% of the Revolver Commitments), or (ii) 0.375% (if the outstanding amount of all Borrowings under this Agreement, for the immediately preceding Fiscal Quarter, are equal to or less than 50% of the Revolver Commitments) times (b) the amount by which the Revolver Commitments exceed the average daily balance of Loans during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.
     The Agent shall pay to each Lender, on or before the third Business Day of each month and on the Commitment Termination Date, the foregoing unused line fee based on each Lender’s Revolver Commitment and each Lender’s respective Pro Rata share of the Revolver Loans during the applicable month.
     3.2.2 LC Facility Fees.
     Borrower shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for BA Equivalent Revolver Loans times the average daily stated amount of Letters of Credit (which amount shall include, for Letters of Credit denominated in U.S. Dollars, the Equivalent Amount thereof in Dollars), which fee shall be payable monthly in arrears, on the first day of each month; (b) Borrower shall pay to Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum of the stated amount of each Letter of Credit issued, which fee shall be payable monthly in arrears, on the first day of each month; and (c) Borrower shall pay to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
     3.2.3 Closing Fee.
     Borrower shall pay to Agent, for the Pro Rata benefit of the Lenders, a closing fee of $295,000, which shall be paid concurrently with the funding of the initial Loans hereunder.
     3.2.4 Administrative Fees.
     In consideration of Agent’s administration of the Loans hereunder, Borrower shall pay to Agent, for its own account, the fees described in the Fee Letter.
3.3 Computation of Interest, Fees, Yield Protection.
     In addition to Section 1.4 hereof or as otherwise set forth herein, interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 365 or 366 days, as the case may be.

     Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 and in the Fee Letter are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate, calculated in accordance with the terms of this Agreement, as to amounts payable by Borrower under Section 3.6, 3.7, 3.9 or 5.8, submitted to Borrower by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error.
3.4 Overdraft Loans.
     In respect of the accounts of an Obligor opened and maintained with the Bank, whenever a cheque or other item is presented for payment against such account in an amount greater than the then available balance in such account (an “Overdraft Loan”), such presentation shall be deemed to constitute a Notice of Borrowing for a Loan on the date of such notice in the amount of such Overdraft Loan (or the Equivalent Amount thereof), bearing interest by reference to the Prime Rate Revolving Loan.
3.5 Illegality.
     Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a BA Equivalent Loan or to maintain any Commitment with respect to BA Equivalent Loans or (b) a Lender determines that the making or continuance of a BA Equivalent Loan has become impracticable as a result of a circumstance that adversely affects the determination of the BA Equivalent Rate, then such Lender shall give notice thereof to Agent and Borrower and may (i) declare that BA Equivalent Loans, as applicable, will not thereafter be made by such Lender, whereupon any request for a BA Equivalent Loan, from such Lender shall be deemed to be a request for a Prime Rate Loan, as applicable, unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); and/or (ii) require that all outstanding BA Equivalent Loans, as applicable, made by such Lender be converted to Prime Rate Loan, as applicable, immediately, in which event all outstanding BA Equivalent Loans, as applicable, of such Lender shall be immediately converted to Prime Rate Loans.
3.6 Increased Costs.
     If, by reason of (a) the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in any law or interpretation thereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law):
(i)	a Lender shall be subject to any Tax with respect to any BA Equivalent Loan or Letter of Credit or its obligation to make BA Equivalent Loans, issue Letters of Credit or participate in LC Obligations, or a change shall result in the basis of taxation of any payment to a Lender with respect to its BA Equivalent Loans, or its obligation to make BA Equivalent Loans, issue Letters of Credit or participate in LC Obligations (except for Excluded Taxes); or

(ii)	any reserve (including any imposed by the Board of Governors or any other Governmental Authority), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender shall be imposed or deemed applicable, or any other condition affecting a Lender’s BA Equivalent Loans or obligation to make BA Equivalent Loans, issue Letters of Credit or participate in LC Obligations shall be imposed on such Lender;
and as a result there shall be an increase in the cost to such Lender of agreeing to make or making, funding or maintaining, BA Equivalent Loans, Letters of Credit or participations in LC Obligations, or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify Borrower and Agent of such event, and Borrower shall, within five days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts.
     If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender or the Lender’s position in any market, BA Equivalent Rate or the Applicable Margin applicable thereto, as applicable, will not adequately and fairly reflect the cost to such Lender of funding BA Equivalent Loans, issuing Letters of Credit or participating in LC Obligations, then (A) the Lender shall promptly notify Borrower and Agent of such event; (B) such Lender’s obligation to make BA Equivalent Loans, issue Letters of Credit or participate in LC Obligations shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) such Lender shall make a Prime Rate Loan as part of any requested Borrowing of BA Equivalent Loans, as applicable, which Prime Rate Loan shall, for all purposes, be considered part of such Borrowing.
3.7 Capital Adequacy.
     If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitments, Loans, participations in LC Obligations or other obligations under the Loan Documents, then Borrower shall, within five days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.
3.8 Mitigation.
     Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.8, it will take reasonable measures to reduce Borrower’s obligations under such Sections, including funding or maintaining its Commitments or Loans through another office, as long as use of such measures would not adversely affect the Lender’s Commitments, Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction.
3.9 Funding Losses.
     If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a BA Equivalent Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a BA Equivalent Loan occurs on a day other than the end of its Interest Period, or (c) Borrower fail to repay a BA Equivalent Loan when required hereunder, then Borrower shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in any Dollar market (offshore or otherwise) to fund any BA Equivalent Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its BA Equivalent Loans.
3.10 Maximum Interest.
     In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrower shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrower. In determining whether any excess interest has been charged or received by Agent or any Lender, all interest at any time charged or received from Borrower in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

SECTION 4 LOAN ADMINISTRATION
4.1 Manner of Borrowing and Funding Revolver Loans.
     4.1.1 Notice of Borrowing.
(a)	Whenever Borrower desires funding of a Borrowing of Revolver Loans, Borrower shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 12:00 p.m. (Eastern time) (i) on the Business Day of the requested funding date, in the case of Prime Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of BA Equivalent Loans. Notices received after 12:00 p.m. (Eastern time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Prime Rate Loans or BA Equivalent Loans, and (D) in the case of BA Equivalent Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)	Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Prime Rate Loans, on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation.

(c)	If Borrower establishes a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any cheque or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Prime Rate Loans, on the date of such presentation, in the amount of the cheque and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.
     4.1.2 Fundings by Lenders.
     Each Lender shall timely honour its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavour to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 p.m. (Eastern time) on the proposed funding date for Prime Rate Loans or by 3:00 p.m. (Eastern time) at least three Business Days before any proposed funding of BA Equivalent Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Eastern time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which event each Lender shall fund its Pro Rata share by 12:00 p.m. (Eastern time) on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrower. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.
     4.1.3 Swingline Loans; Settlement.
(a)	Agent may, but shall not be obligated to, advance Swingline Loans to Borrower out of Agent’s own funds, up to an aggregate outstanding amount of $15,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrower to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)	To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that settlement among them with respect to Revolver Loans (other than Swingline Loans) may take place periodically on a date determined from time to time by Agent, which shall occur at least once every five Business Days. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, compensation, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied.
     4.1.4 Notices.
     Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrower based on telephonic or e-mailed instructions. Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.
4.2 Defaulting Lender.
     If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrower in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
4.3 Number and Amount of BA Equivalent Loans; Determination of Rate.
     For ease of administration, all BA Equivalent Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Lenders on a Pro Rata basis. No more than three (3) aggregated BA Equivalent Loans may be outstanding at any time, and each aggregate BA Equivalent Loan when made, continued or converted shall be in a minimum amount of $1,000,000, or an increment of $100,000, in excess thereof. Upon determining BA Equivalent Rate for any Interest Period requested by Borrower, Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.
4.4 Effect of Termination.
     On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable. All undertakings of the Obligors contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonour or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by the Obligors and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.2, 3.6, 3.7, 3.9, 5.4, 5.8, 12, 15.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
SECTION 5 PAYMENTS
5.1 General Payment Provisions.
     All payments of Obligations shall be made in Dollars, without offset, compensation, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 p.m. (Eastern time) on the due date. Any payment after such time shall be deemed made on the next Business Day. Obligors may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan

Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a BA Equivalent Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Prime Rate Loans and then to BA Equivalent Loans.
5.2 Repayment of Revolver Loans.
     Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Notwithstanding anything herein to the contrary, (i) if an Overadvance exists, Borrower shall, on the sooner of Agent’s demand or the first Business Day after Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.
5.3 Payment of Other Obligations.
     Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Obligors as provided in the Loan Documents or, if no payment date is specified, on demand.
5.4 Marshalling; Payments Set Aside.
     None of Agent or Lenders shall be under any obligation to marshal any assets in favour of any Obligor or against any Obligations. If any Obligor makes a payment to Agent or Lenders, or if Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff, compensation or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement, setoff or compensation had not occurred.
5.5 Post-Default Allocation of Payments.
     5.5.1 Allocation.
     Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff, compensation or otherwise, shall be allocated as follows:
(a)	first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)	second, to all amounts owing to Agent on Swingline Loans or Protective Advances;

(c)	third, to all amounts owing to Issuing Bank on LC Obligations;

(d)	fourth, to all Obligations constituting fees owing to Agent and owing to Lenders (on a Pro Rata basis), (excluding amounts relating to Bank Products);

(e)	fifth, to all Obligations constituting interest owing to Agent and owing to the Lenders (on a Pro Rata basis), (excluding amounts relating to Bank Products);

(f)	sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g)	seventh, to all other Obligations owing to Agent, and owing to the Lenders (on a Pro Rata basis), other than Bank Product Debt;

(h)	eighth, to Bank Product Debt in respect of Bank Products provided by the Agent or an Affiliate of the Agent; and

(i)	last, to Bank Product Debt in respect of Bank Products provided by any other Lender or an Affiliate of any other Lender.
     Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations and applications of payments set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor.
     5.5.2 Erroneous Application.
     Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
5.6 Application of Payments.
     Borrower and each applicable Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records. If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favour of Borrower and shall be made available to Borrower as long as no Default or Event of Default exists.

5.7 Loan Account; Account Stated.
     5.7.1 Loan Account.
     Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrower resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower.
     5.7.2 Entries Binding.
     Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.8 Taxes.
     5.8.1 Payments Free of Taxes.
     Any and all payments by or on account of any obligation of Obligors hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes, provided that if an Obligor shall be required by applicable law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Agent or Lenders, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) Obligors shall make such deductions or withholdings; and (iii) Obligors shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
     5.8.2 Payment of Other Taxes by Obligors.
     Without limiting the provisions of Section 5.8.1, Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     5.8.3 Indemnification by Obligors.
     Obligors shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or Lender, as the case may be, and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to an Obligor by a Lender (with a copy to the

Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     5.8.4 Evidence of Payments.
     As soon as practicable after any payment of Indemnified Taxes by an Obligor to a Governmental Authority, Obligors shall deliver to the Agent, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
     5.8.5 Authorized Foreign Banks.
     In addition to the provisions of Section 5.8, in respect of amounts paid or credited by or on account of an Obligor to or for the benefit of a particular Lender that is an “authorized foreign bank” for purposes of the ITA, the obligations under this Section 5.8 to pay an additional amount shall apply where the particular Lender is liable for Tax under Part XIII of the ITA in respect of such payment, even if such Obligor is not required under the ITA to deduct or withhold an amount in respect of Taxes on such payment and this Section 5.8 shall apply, mutatis mutandis, as if such Obligor was required to withhold an amount in respect of such Taxes.
SECTION 6 CONDITIONS PRECEDENT
6.1 Conditions Precedent to Initial Loans.
     In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:
(a)	Notes shall have been executed by Borrower and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)	Agent shall have received all PPSA and other Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)	The Agent shall have received:
(i)	acknowledgment copies of proper financing or filing statements, publications or recordations, duly filed on or before the Closing Date under the PPSA of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Agent’s Lien; and

(ii)	duly executed “Termination Statements” and such other instruments, in form and substance satisfactory to the Agent, as shall be necessary to terminate and discharge and satisfy all Liens on the Property of the Obligors (except Permitted Liens).

(d)	Agent shall have received (i) the Shareholder Subordination Agreement, and (ii) the 331562 Estoppel Agreement.

(e)	Agent shall have received duly executed agreements establishing each Dominion Account, in form and substance satisfactory to Agent.

(f)	Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Obligor certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(g)	Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(h)	Agent shall have received, in form and substance satisfactory to it, consignee’s consent letters from the Persons who are consignees of Obligor Inventory and the requisite assignment of PPSA filings in favour of the Agent reflecting the Agent’s security in the consigned Inventory of the Obligors.

(i)	Agent shall have received a written opinion of Fleming LLP as well as any local counsel to Obligors or Agent, in form and substance satisfactory to Agent.

(j)	Agent shall have received copies of the charter documents of each Obligor, certified as appropriate by the provincial ministry or Secretary of State or another official of such Obligor’s jurisdiction of organization. Agent shall have received compliance certificates, certificates of status, certificates d’attestation and good standing certificates for each Obligor, issued by the appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(k)	Agent shall have received copies of policies or certificates of insurance and binders of Insurance for the insurance policies carried by Obligors with requisite loss payable endorsements, all in compliance with the Loan Documents and in form and substance satisfactory to the Agent.

(l)	Agent shall have completed its legal due diligence of Obligors, with results satisfactory to Agent. No material adverse change, in the opinion of the Agent, (i) in the financial condition of any Obligor, (ii) in the quality, quantity or value of any Collateral, (iii) in each Obligor’s business prospects or its results from operations, or (iv) in each of the Obligor’s liabilities, shall have occurred since July 31, 2006.

(m)	Since July 31, 2006, to the Closing Date, there shall have been no material adverse change or material disruption in the financial, banking or capital markets which could reasonably be expected to have a Material Adverse Effect on the Loans.

(n)	The Revolver Commitments, and the allocation of same among a syndicate of lenders acceptable to the Agent, shall have been arranged and completed.

(o)	Agent shall have received a Borrowing Base Certificate prepared as of September 30, 2006. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrower of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $20,000,000.

(p)	The Borrower shall have paid all fees and expenses of the Agent and Lenders, including as provided in the Fee Letter and hereunder, and all attorney costs and audit costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.

(q)	The Agent shall have received evidence satisfactory to the Agent that the terms of this Agreement and the other Loan Documents are not in violation of or contrary to the provisions of any other document to which Borrower or any Subsidiary is a party or by which they are bound.

(r)	There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental authority that in Lenders’ good faith credit discretion (a) could reasonably be expected to have a Material Adverse Effect or impair Obligors’ ability to perform their obligations under the Loan Agreement, or (b) could reasonably be expected to materially and adversely affect the Obligations or the transactions contemplated thereby.

(s)	Agent shall have reviewed and confirmed their satisfaction with the instruments/debt documents evidencing the Debt of and any other creditors not being paid out and discharged on or prior to the Closing Date.

(t)	The Agent shall have received evidence satisfactory to it that each Obligor shall have obtained all governmental and third party consents and approvals as Agent may consider necessary or appropriate in connection with this Agreement and the transactions contemplated thereby.

(u)	The Agent shall have received evidence that the Obligor 2006 Amalgamation has occurred, on terms and conditions satisfactory to the Agent.

(v)	All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agent and the Lenders.
     The acceptance by the Borrower of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, to such effect.
     Execution and delivery to the Agent by a Lender of a counterpart of this Agreement or by an Assignment and Acceptance shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 6.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 6.1, and (iii) all documents sent to such Lender for approval, consent, or satisfaction were acceptable to such Lender.
6.2 Conditions Precedent to All Credit Extensions.
     Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrower, unless the following conditions are satisfied:
(a)	No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)	The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)	All conditions precedent in any other Loan Document shall be satisfied;

(d)	No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)	With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
     Each request (or deemed request) by Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.
6.3 Limited Waiver of Conditions Precedent.
     If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.
SECTION 7 COLLATERAL
7.1 Grant of Security Interest.
     To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property (save and exclusive solely of Equipment) of Obligors, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)	all Accounts;

(b)	all Chattel Paper, including electronic chattel paper;

(c)	all Deposit Accounts and Dominion Accounts;

(d)	all General Intangibles, including Intellectual Property;

(e)	all Goods, including Inventory but excluding Equipment;

(f)	all Instruments;

(g)	all Investment Property;

(h)	all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(i)	all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(j)	all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2 Lien on Deposit Accounts/Dominion Accounts; Cash Collateral.
     7.2.1 Deposit Accounts/Dominion Accounts.
(a)	To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of Obligors’ right, title and interest in and to each Deposit Account and Dominion Account of such Obligor and any deposits or other sums at any time credited to any such Deposit Account and Dominion Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. For greater certainty, Obligors hereby agree that, unless otherwise agreed to by Agent, they will not maintain any Deposit Accounts, other than Dominion Accounts with the Bank.

(b)	Each Obligor authorizes and directs Bank to deliver to Agent, on a daily basis, all balances in the Dominion Accounts maintained by such Obligor with such depository for application to the Obligations then outstanding. Each Obligor irrevocably appoints Agent as such Obligor’s attorney to collect such balances to the extent any such delivery is not so made.
     7.2.2 Cash Collateral.
     Any Cash Collateral may be invested, in Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement, understanding or course of dealing with Borrower, and shall have no responsibility for any investment or loss. Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Borrower or other Person claiming through or on behalf of Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.
7.3 Other Collateral.
     7.3.1 Certain After-Acquired Collateral.
     Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, documents, Instruments, Intellectual Property or Investment Property and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate to effect Agent’s duly perfected, opposable and first priority Lien upon such Collateral, subject to Permitted Liens, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.4 No Assumption of Liability.
     The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.
7.5 Further Assurances.
     Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect or render opposable its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statements or other application of publication that indicates the Collateral as “all present and after acquired personal property” or “the universality of all present and future movable property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect or render opposable its Lien on any Collateral.
SECTION 8 COLLATERAL ADMINISTRATION
8.1 Borrowing Base Certificates.
     By the twentieth day of each month (or with such other frequency as Agent may require, from time to time, acting in their sole discretion), Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.
8.2 Administration of Accounts.
     8.2.1 Records and Schedules of Accounts.
     Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent, on such periodic basis as Agent may request, a sales and collections report, in form satisfactory to Agent. Each Obligor shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may request (including the addresses for each Account Debtor). If Accounts in an aggregate face amount of $100,000 or more cease to be Eligible Accounts, Borrower or applicable Obligor shall notify Agent of such occurrence promptly (and in any event within one Business Day) after Borrower or applicable Obligor has knowledge thereof.

     8.2.2 Taxes.
     If an Account of an Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligor or with respect to any Collateral.
     8.2.3 Account Verification.
     Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
     8.2.4 Maintenance of Dominion Account.
     Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent with Bank. Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from Bank, establishing Agent’s control over and Lien in the Dominion Account, requiring immediate deposit of all remittances received in the Dominion Account, and waiving offset and compensation rights of such servicer against any funds in the Dominion Account, except offset or compensation rights for customary administrative charges. Neither Agent nor Lenders assume any responsibility to Obligors for any Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by servicer.
     8.2.5 Proceeds of Collateral.
     Obligors shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account. If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
8.3 Administration of Inventory.
     8.3.1 Records and Reports of Inventory.
     Each Obligor shall keep accurate and complete records of its Inventory and shall submit to Agent, on or before the 20th day of each month, or as frequent as the Agent may request, inventory reports in form satisfactory to Agent. Agent may participate in and observe each inventory count.
     8.3.2 Returns of Inventory.
     No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $100,000; and (d) any payment received by an Obligor for a return is promptly remitted to Agent for application to the Obligations.
     8.3.3 Acquisition, Sale and Maintenance.
     No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law. No Obligor shall sell any Inventory on consignment (unless the conditions in respect of such Inventory, set forth in paragraph (i) of the definition of Eligible Inventory, are met to the satisfaction of the Agent) or approval or any other basis under which the customer may return or require Obligors to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.4 Administration of Equipment and Real Estate.
     8.4.1 Records and Schedules of Equipment and Real Estate.
     Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Real Estate and Equipment.
     8.4.2 Dispositions of Equipment.
     No Obligor shall sell, lease or otherwise dispose of or alienate any Equipment or Real Estate, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition, and (b) Equipment or Real Estate pledged as security for the ATB Financial Debt (as long as the Net Proceeds of such dispositions are used to acquire replacement Equipment or Real Estate or to pay or pre-pay amounts owing under the ATB Financial Debt or as otherwise permitted by the ATB Financial Debt documents).
8.5 Administration of Deposit Accounts.
     Schedule 8.5 sets forth all Dominion Accounts maintained by Obligors. Each Obligor shall take all actions necessary to establish Agent’s control of each such Dominion Account. Each Obligor shall be the sole account holder of each Dominion Account and shall not allow any other Person (other than Agent) to have control over a Dominion Account or any Property deposited therein. Each Obligor shall not open any Deposit Account or Dominion Account without the consent of Agent.

8.6	General Provisions.
8.6.1	Location of Collateral.
          All tangible (corporeal) items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in Canada, as applicable, upon 30 Business Days prior written notice to Agent.
8.6.2	Insurance of Collateral; Condemnation Proceeds.

(a)	Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts, with such endorsements, and with such insurers (rated A+ or better by A.M. Best Rating Guide) as are satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as sole loss payee, first mortgagee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)	Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.

8.6.3	Protection of Collateral.
          All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.
8.6.4	Defense of Title to Collateral.
Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
8.7	Power of Attorney.
          Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:
(a)	Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)	During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts or to set-up or render opposable any Lien in respect thereof, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign in Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9 REPRESENTATIONS AND WARRANTIES
9.1	General Representations and Warranties.
To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:
9.1.1	Organization and Qualification.
Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.2	Power and Authority.
Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.
9.1.3	Enforceability.
Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
9.1.4	Capital Structure.
Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests and all direct or indirect holders of such holders, and all agreements binding on such holders with respect to their Equity Interests. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor or Subsidiary other than (i) Red Man Pipe Canada’s call right to purchase the voting Equity Interests of the Borrower held by Midfield Holdings (which call right may be exercised between May 13th and November 13th of 2008), and (ii) Midfield Holdings’ options to purchase non-voting Equity Interests of the Borrower.
9.1.5	Corporate Names; Locations.
During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Obligor or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger, amalgamation or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Obligors and Subsidiaries are shown on Schedule 8.6.1. During the five years preceding the Closing Date, no Obligor or Subsidiary has had any other office or place of business.
9.1.6	Title to Properties; Priority of Liens.
Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal (movable) Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, opposable and first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.
9.1.7	Accounts.
Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto. Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
(a)	it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)	it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)	it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d)	it is not subject to any offset, compensation, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)	no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the PPSA or the Civil Code, the restriction is ineffective);

(f)	no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)	to the best of Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8	Financial Statements.
The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since July 31, 2006 there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Obligor and Subsidiary is Solvent.
9.1.9	Surety Obligations.
No Obligor or Subsidiary is obligated as guarantor, surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.10	Taxes.
Each Obligor and Subsidiary has filed all federal, provincial, territorial, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.11	Brokers.
There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.12	Intellectual Property.
Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.12, no Obligor or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 9.1.12.
9.1.13	Governmental Approvals.
Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.14	Compliance with Laws.
Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law.
9.1.15	Compliance with Environmental Laws.
Except as disclosed on Schedule 9.1.15, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, provincial, territorial, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.
9.1.16	Burdensome Contracts.
No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.
9.1.17	Litigation.
Except as shown on Schedule 9.1.17, there are no actions, suits, proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a)

relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
9.1.18	No Defaults.
No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
9.1.19	Pension Compliance.
Except as otherwise disclosed in Schedule 9.1.19:
(a)	Each Plan is in compliance in all material respects with all applicable laws and the terms of such Plans. Each of the Obligor’s and each of its Subsidiaries’ Plans are duly registered where required by, and are in compliance and good standing in all material respects under, all applicable laws, acts, statutes, regulations, orders, directives and agreements, including, without limitation, the ITA and the PBA, any successor legislation thereto, and other applicable laws of any jurisdiction. Each Obligor has made all required contributions to any Plan when due, and no application for or taking of a funding waiver or an extension of any amortization period has been made with respect to any Plan.

(b)	There are no pending or, to the best knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority or any Plan administrator or trustee, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or breach of the fiduciary responsibility rules with respect to any Plan or any breach by the Borrower of any other laws, rules, regulations or terms of any Plans or any whole or partial termination or wind up of any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)	(i) No Pension Event has occurred during the last 5 years, or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; and (iii) No Obligor has incurred during the last 5 years, or reasonably expects to incur, any liability under applicable laws with respect to any Plan (other than premiums due and not delinquent).

(d)	No Lien on any property of an Obligor has arisen in respect of any Plan (except inchoate Liens for premiums and contributions not due and delinquent).

(e)	No Obligor or Subsidiary has any Multiemployer Plan or Foreign Plan. Each Obligor and Subsidiary is in full compliance with the requirements of all Applicable Laws, including ERISA, relating to each Multiemployer Plan and Foreign Plan. No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan or Foreign Plan. No Obligor or Subsidiary has any withdrawal liability in connection with a Multiemployer Plan or Foreign Plan. All employer and employee contributions to Foreign Plans, to the extent required by law or the terms of such plans, have been made or accrued in accordance with normal accounting principles. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance and/or the book reserve established for each Foreign Plan, together with any accrued contributions, are sufficient to provide the accrued benefit obligations of all participants in such plans according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles. Each Foreign Plan required to be registered has been registered and is maintained in good standing with all applicable regulatory authorities.

9.1.20	Workers’ Compensation.
Each Obligor does not have any unpaid workers’ compensation or like obligations except as are being incurred and paid on a current basis in the Ordinary Course of Business, and there are no proceedings, claims, actions, orders or investigations of any Governmental Authority relating to worker’s compensation outstanding, pending or threatened relating to them or any of their employees or former employees which could reasonably be expected to give rise to a Material Adverse Effect.
9.1.21	Trade Relations.
There exists no actual or threatened termination, resiliation, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of any Obligor or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
9.1.22	Labour Relations.
Except as described on Schedule 9.1.21, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
9.1.23	Payable Practices.
No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.24	Not a Regulated Entity.
No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (b) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of either, within the meaning of the Public Utility Holding Company Act of 1935; or (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.25	Margin Stock.
No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.26	Foreign Plan Assets.
No Obligor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or under any other Applicable Laws in respect of Foreign Plans.
9.1.27	Solvency.
Each Obligor is Solvent prior to and after giving effect to the making of the Revolving Loans to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date and the execution and delivery of all Loan Documents, and shall remain Solvent during the term of this Agreement.
9.1.28	Inactive Subsidiaries
Worldwide Matrix Inc. (i) does not carry on any business whatsoever, (ii) does not own any Inventory, Accounts or any other personal or moveable property and assets, and (iii) has not granted a Lien to any Person and no Person otherwise has a Lien against it or its personal and moveable property and assets.
9.1.29	Real Estate

(a)	(a) Except as advised in writing to the Agent, no investigation or proceeding of any Governmental Authority is pending against the Real Estate or against an Obligor in respect of the Real Estate. No part of the Real Estate has been condemned, taken or expropriated by any Governmental Authority, federal, state, provincial, municipal or any other competent authority;

(b)	Except as advised in writing to the Agent, all present uses in respect of the Real Estate may lawfully be continued and all permitted uses are satisfactory for the Obligors’ current and intended purposes;

(c)	All Obligor owned Real Estate is set forth in Schedule 9.1.29; and

(d)	No Inventory is located at any leased Premises except as indicated in Schedule 8.6.1.
9.2	Complete Disclosure.
No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
SECTION 10 COVENANTS AND CONTINUING AGREEMENTS
10.1	Affirmative Covenants.
For so long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:
10.1.1	Inspections; Appraisals.

(a)	Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, mandataries, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. To the extent any appraisal or other information is shared by Agent or a Lender with any Obligor, such Obligor acknowledges that it was prepared by Agent and Lenders for their purposes and Obligors shall not be entitled to rely upon it.

(b)	Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters; and (ii) appraisals of Inventory. Subject to the foregoing, Obligors shall pay Agent’s then standard charges, costs and expenses for each day that an employee of Agent or its Affiliates is engaged in any examination activities (the standard per diem, per individual, is US$850 (excluding costs and expenses)). This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2	Financial and Other Information.
Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
(a)	as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent chartered accountants of recognized standing selected by Borrower and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)	as soon as available, and in any event within 30 days after the end of each calendar month), (i) unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes, (ii) a reconciliation of the detailed accounts receivable aged trial balance most recently delivered to Agent pursuant to the requirements of Section 8.2.1 to the accounts receivable balance provided in the unaudited balance sheet delivered pursuant to clause (i) above, (iii) a reconciliation of the detailed trade payable listing most recently delivered to Agent pursuant to the requirements of Section 10.1.2(f) to the trade payable balance provided in the unaudited balance sheet delivered pursuant to clause (i) above, and (iv) a reconciliation of the detailed inventory reports most recently delivered to Agent pursuant to the requirements of Section 8.3.1 to the inventory balance provided in the unaudited balance sheet delivered pursuant to clause (i) above;

(c)	concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower;

(d)	concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by its accountant in connection with such financial statements;

(e)	not later than ninety (90) days after the beginning of each Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(f)	on or before the 30th day of each month, or as frequent as the Agent may request, a listing of each Obligor’s trade payables as of the end of the preceding month, specifying the trade creditor and balance due, all in form satisfactory to Agent;

(g)	promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission, any provincial securities commission (including the Ontario Securities Commission) or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(h)	promptly after the sending or filing thereof, copies of any annual report, valuation, notice on other filing to be filed in connection with each Plan or Foreign Plan, to the FSCO, the Canada Revenue Agency, or otherwise;

(i)	upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within five (5) Business Days after the filing thereof with the FSCO or any other Governmental Authority, as applicable, copies of the following: (i) each annual report filed with the FSCO or any other Governmental Authority with respect to each Plan and (ii) a copy of each other filing or notice filed with the FSCO or any other Governmental Authority with respect to each Plan by an Obligor;

(j)	upon request, copies of each actuarial report for any Plan or Multi-Employer Plan and within five (5) Business Days after receipt thereof by an Obligor copies of any notices of the FSCO’s or any other Governmental Authorities’ intention to terminate a Plan or to have a third party appointed to administer such Plan or determination that a whole or partial termination has occurred in respect of any Plan or that any withdrawal liability exists in respect of any Plan; or (ii) any notice regarding the imposition of withdrawal liability;

(k)	within fifteen (15) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase the Obligors’ annual costs with respect thereto by an amount in excess of $250,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which the Obligors or any of their Subsidiaries was not previously contributing, in either case if the annual costs with respect thereto are in excess of $250,000, and (ii) any failure by the Obligors or any of their Subsidiaries to make a required instalment or any other required payment in respect of a Pension Plan on or before the due date for such instalment or payment or any other material breach or material default by the Obligors or any of their Subsidiaries under or in respect of any Plan or (iii) the occurrence of any event or condition which might constitute grounds for termination, or winding up of a Plan or which might give rise to any Lien on any property of the Obligors or any of their Subsidiaries in respect of any Plan;

(1)	At Agent’s request, a copy of any tax return filed by an Obligor; and

(m)	such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Obligor’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3	Notices.
Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any action, suit, proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labour dispute, strike or walkout, or the expiration of any material labour contract; (c) any default under or termination or resiliation of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $100,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, PBA, ITA, OSHA or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or presently or previously occupied by an Obligor; or receipt of any Environmental Notice; (i) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; (j) any opening of a new office or place of business, at least 30 days prior to such opening; (k) any change in an Obligor’s name, jurisdiction of organization, or form of organization, trade names under which an Obligor will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto (or in the case of trade names other than legal corporate names, promptly after such change); (1) within ten (10) Business Days after an Obligor knows or has reason to know, that a Pension Event has occurred in respect of any Plan and, when known, any action taken or threatened by the PBGF with respect thereto; or (m) any other event or circumstance which would reasonably be expected to have a Material Adverse Effect.
10.1.4	Landlord and Storage Agreements.
Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
10.1.5	Compliance with Laws.
Comply with all Applicable Laws, including PBA, ERISA, Environmental Laws, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of

Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
10.1.6	Taxes.
Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.7	Insurance.
In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (rated A+ or better by Best Rating Guide) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) business interruption insurance in an amount consistent with customary practices in Obligors’ industry, with deductibles satisfactory to Agent.
10.1.8	Licenses.
Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.
10.1.9	Future Subsidiaries.
Promptly notify Agent upon any Person becoming a Subsidiary and cause it to guarantee the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect and render opposable a Lien in favour of Agent (for the benefit of Secured Parties) on all Property of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.
10.1.10	Maintenance of Property.

(a)	Maintain all of its Property necessary and useful in its businesses in the ordinary course in good operating condition and repair, ordinary wear and tear excepted;

(b)	To perform or cause to be performed all of its covenants and obligations contained in all Leases and keep all such Leases in good standing (unless and until terminated in the ordinary course of business); and

(c)	Promptly notify the Agent of any fire or other casualty or any notice of expropriation, action or proceeding affecting the Real Estate or any part thereof immediately upon obtaining knowledge of the same.

10.1.11	Plans.
Cause each of its and its Subsidiaries’ Plans to be duly registered and administered in all respects in material compliance with, as applicable, the PBA, the ITA and all other applicable laws (including regulations, orders and directives), and the terms of the Plans and any agreements relating thereto. Each Obligor shall ensure that it and its Subsidiaries: (a) has no Unfunded Pension Liability in respect of any Plan, including any Plan to be established and administered by it or them; (b) pay all amounts required to be paid by it or them in respect of such Plan when due; (c) has no Lien on any of its or their property that arises or exists in respect of any Plan except as disclosed in Schedule 9.1.19; (d) do not engage in a prohibited transaction or breach any applicable laws with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect in respect of such Plan; (e) do not permit to occur or continue any Pension Event (other than a partial plan termination or the amalgamation of the Plans described in Schedule 9.1.19, in either case, provided that all representations and warranties in this Agreement continue to be true and correct in all material respects and the Obligors are and continue to be in compliance with all covenants and agreements in this Agreement); and (f) do not enter into any defined benefit Plan during the term of this Agreement.
10.1.12	Lien Waivers
Obligors shall use commercially reasonable best efforts to obtain Lien Waivers from (a) the lessors of premises to the Obligors where Obligor Inventory is located, and (b) such other Persons who are in the possession of Obligor Inventory as warehousemen, within 90 days of the Closing Date, failing which Agent shall (i) establish Rent and Charges Reserves for each leased location of an Obligor, and (ii) disallow, as Eligible Inventory, any Inventory at a warehouse location. For greater certainty, the eligibility criterion in the definition of Eligible Inventory (other than as provided for in this Section) continue to apply in respect of all locations of Inventory.
10.2	Negative Covenants.
For so long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:
10.2.1	Permitted Debt.
Create, incur, guarantee or suffer to exist any Debt, except:
(a)	the Obligations;

(b)	ATB Financial Debt, provided same is subject to the ATB Intercreditor Agreement;

(c)	The Shareholders’ Notes and the Class R Note, provided same are subject to the Shareholders Subordination Agreement;

(d)	331562 Debt, provided same is subject to the 331562 Estoppel Agreement;

(e)	Permitted Purchase Money Debt;

(f)	Borrowed Money (other than the Obligations, ATB Financial Debt, the 331562 Debt, the Shareholders’ Notes, the Class R Note and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and satisfactory to the Lenders, and not satisfied with proceeds of the initial Loans;

(g)	Permitted Contingent Obligations;

(h)	Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $250,000 in the aggregate at any time; and

(i)	Accounts payable and accrued liabilities arising in the Ordinary Course of Business.

10.2.2	Permitted Liens.
          Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)	Liens in favour of Agent;

(b)	Purchase Money Liens securing Permitted Purchase Money Debt;

(c)	Liens for Taxes not yet due or being Properly Contested;

(d)	statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e)	Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(f)	Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(g)	Liens which constitute easements, rights-of-way, servitudes, easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h)	normal and customary rights of setoff or compensation upon deposits in favour of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i)	Liens on Equipment and Real Estate in favour of ATB Financial securing the ATB Financial Debt and as permitted pursuant to the ATB Intercreditor Agreement;

(j)	Liens on the Collateral in favour of 331562 securing the 331562 Debt and as permitted pursuant to the 331562 Estoppel Agreement; and

(k)	existing Liens shown on Schedule 10.2.2.

10.2.3	Capital Expenditures.
Commencing Fiscal Year 2007, make Capital Expenditures in excess of $5,000,000 in the aggregate by all Obligors during any Fiscal Year; provided, however, that if the amount of Capital Expenditures permitted to be made in any Fiscal Year exceeds the amount actually made, up to $250,000 of such excess may be carried forward to the next Fiscal Year; provided, further, that the one time Capital Expenditure (limited to a maximum aggregate amount of $5,000,000) related to the purchase of the Lands at, and the building of a new facility on, 502 Fifth St. W., Nisku, Alberta, is hereby permitted and not subject to this Section.
10.2.4	Payments to Shareholders; Upstream Payments.
Make any Distributions or any payments to Persons having an Equity Interest in the Borrower, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.16; provided, however, that Borrower may, (i) pay Bonuses and/or pay interest to Persons having an Equity Interest in the Borrower who are holders of Shareholders’ Notes; provided, however, that no Default or Event of Default exists at the time of making such payments and no Default or Event of Default would occur as a consequence of the making of such payments, provided, further, that in the case of payments of interest on Shareholders’ Notes, that the Persons holding such Shareholders’ Notes have entered into a Shareholder Subordination Agreement, and (ii) during the period, in any calendar year, commencing April 15th and ending on June 15th of such calendar year, (A) make annual Net Distributions to the Persons holding an Equity Interest in the Borrower, and (B) pay interest to Red Man Pipe Canada on the Class R Note; provided, however, that any such annual Net Distributions and such payment of interest on the Class R Note made by the Borrower to the Persons holding an Equity Interest in the Borrower may only be made if (a) Borrower delivers a current Borrowing Base Certificate, five days prior to such annual Net Distribution and such payment of interest on the Class R Note (and not earlier), and (b) Borrower delivers a Compliance Certificate, five days prior to such annual Net Distribution and such payment of interest on the Class R Note (and not earlier), executed by a Senior Officer of the Borrower certifying and setting forth the following, (I) as at the date of the Compliance Certificate, the Borrower’s Availability and the Obligors’ compliance with

Sections 10.2.3, 10.3.1 and 10.3.2; (II) Availability (x) before the making of such annual Net Distribution and such payment of interest on the Class R Note is, for a trailing thirty (30) day period, an amount equal to the annual Net Distribution to be made plus the amount of such payment of interest on the Class R Note to be made plus $20,000,000, and (y) after the making or declaring of such Net Distribution and making of such payment of interest on the Class R Note, is greater than $20,000,000, and (III) no Default or Event of Default exists or would occur as a result of the declaring or making of such annual Net Distribution and such payment of interest on the Class R Note.
10.2.5	Restricted Investments.
Make any Restricted Investment.
10.2.6	Disposition of Assets.
Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to Borrower.
10.2.7	Advances.
Make any loans or other advances of money to any Person, except (a) to Europump under the Europump Loan existing as of the Closing Date, provided that the aggregate principal amount of such Europump Loan does not exceed $5,500,000, provided further that, to the extent any payments are made and received by the Borrower or any Obligor under the Europump Loan, any such payments shall permanently reduce the outstanding aggregate principal amount owing under the Europump Loan, and provided further that Europump shall not be permitted to borrow from the Borrower or any other Obligor, and neither the Borrower nor any Obligor shall lend or advance to Europump, any further sums of money, (b) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (c) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (d) deposits with financial institutions permitted hereunder; and (e) as long as no Default or Event of Default exists, intercompany loans by an Obligor to another Obligor.
10.2.8	Restrictions on Payment of Certain Debt.
Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) ATB Financial Debt or 331562 Debt, except to the extent permitted under the ATB Intercreditor Agreement or the 331562 Estoppel Agreement, respectively, (and a Senior Officer of Borrower shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); (b) Shareholders’ Notes and the Class R Note, except for the Closing Date Debt Repayments or except as permitted pursuant to Section 10.2.4; or (c) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).

10.2.9	Fundamental Changes.
Amalgamate, merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for amalgamations, mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into Borrower (on terms acceptable to the Agent); change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.
10.2.10	Subsidiaries.
Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests.
10.2.11	Organic Documents.
Without the consent of the Agent, amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date.
10.2.12	Tax Consolidation.
File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.
10.2.13	Accounting Changes.
Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.
10.2.14	Restrictive Agreements.
Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; and (c) customary provisions in leases and other contracts restricting assignment thereof.
10.2.15	Conduct of Business.
Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.
10.2.16	Affiliate Transactions.
Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates in the Ordinary Course of

Business, upon commercially fair and reasonable market terms fully disclosed to Agent and no less favourable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
10.2.17	Plans.
Become party to any Multiemployer Plan, Foreign Plan or defined benefit Plan, other than any in existence on the Closing Date.
10.2.18	Amendments to Subordinated Debt.
Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, the Shareholders’ Notes or the Class R Note, if such modification (a) increases the principal balance of such Debt (other than the issuance of new Shareholders’ Notes that are subject to the terms of a Shareholder Subordination Agreement), or increases any required payment of principal or interest; (b) accelerates the date on which any instalment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.
10.2.19	Acquisitions.
Unless otherwise provided for herein, consummate any Acquisitions without the prior written consent of the Lenders.
10.2.20	Transactions Affecting Collateral or Obligations.
Enter into any transaction, of whatever nature or kind, solely or in conjunction with other transactions, which would be reasonably expected to have a Material Adverse Effect or cause a Default or an Event of Default.
10.2.21	Sale and Leaseback Transactions
Directly or indirectly, enter into any arrangement with any Person providing for the Borrower or any Subsidiary to lease or rent personal property that the Borrower or such Subsidiary has sold or will sell or otherwise transfer to such Person if the effect of such transaction would result in the incurrence of Debt by Borrower or any Subsidiary that is not permitted pursuant to Section 10.2.1.
10.2.22	Inactive Subsidiaries
Unless otherwise agreed to by the Agent, Worldwide Matrix Inc. shall not (i) carry on any business whatsoever, and (ii) own any Inventory, Accounts or any other personal or moveable property and assets.

     10.2.23 IPSCO Distributor Agreement
     Amend or terminate, without the prior written consent of the Agent, the Distributor Agreement dated December 15, 2005, between NUSCO Supply & Manufacturing ULC and IPSCO Inc.
10.3 Financial Covenants.
     For so long as any Commitments or Obligations are outstanding, Borrower shall:
     10.3.1 Leverage Ratio.
     Maintain a Leverage Ratio not greater than 3.50 to 1.00 at the end of each calendar month.
     10.3.2 Fixed Charge Coverage Ratio.
     Maintain a Fixed Charge Coverage Ratio of at least 1.15 to 1.00 at the end of each calendar month.
SECTION 11 EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1 Events of Default.
     Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)	Any Obligor fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)	Any representation, warranty or other written statement of any Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)	Any Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.5, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.1.3(d), 10.1.7 or 10.3;

(d)	Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a wilful breach by an Obligor;

(e)	Any Guarantor repudiates, terminates, revokes or attempts to revoke its Guarantee; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection, opposability or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)	Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $250,000 if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)	Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $250,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)	Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $100,000 (excluding any related deductible under insurance policies);

(i)	Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business or enterprise for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; any Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or any Obligor ceases to be Solvent;

(j)	Any Insolvency Proceeding is commenced by any Obligor; an Insolvency Proceeding is commenced against any Obligor and such Obligor consents to the institution of the proceeding against it; the petition commencing the proceeding is not timely controverted by such Obligor; such petition is not dismissed within 30 days after its filing, or an order for relief is entered in the proceeding; a trustee, receiver, monitor or custodian (including an interim trustee or an interim receiver) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor; or any Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally;

(k)	A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee or receiver for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)	A Pension Event shall occur which, in Agent’s determination, constitutes grounds for the termination under any applicable law, of any Plan or for the appointment by the appropriate Governmental Authority of a trustee for any

Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if an Obligor or any of its Subsidiaries is in default with respect to payments to a Multiemployer Plan or Plan resulting from their complete or partial withdrawal from such Plan and any such event may reasonably be expected to have a Material Adverse Effect or any Lien arises (save for contribution amounts not yet due) in connection with any Plan;

(m)	Any Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any provincial, state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(n)	Any amendment is made to the Shareholders Agreement without the prior written consent of the Agent;

(o)	A Change of Control occurs; or

(p)	Any event occurs or condition exists that has a Material Adverse Effect.
11.2 Remedies upon Default.
     If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)	declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)	terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)	require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)	exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC, PPSA, Civil Code, BIA or CCAA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off or compensate the amount of such price against the Obligations. After an Event of Default which is continuing, the Agent is hereby granted a licence to use, without charge, the Obligors’ labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Obligors’ rights under all licences and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including legal fees, and then to the Obligations. The Agent will return any excess to the Borrower and the Borrower shall remain liable for any deficiency.
11.3 License.
     Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
11.4 Setoff.
     Agent, Lenders and their Affiliates are each authorized by Obligor at any time during an Event of Default, without notice to Borrower or any other Person, to set off or compensate and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by Agent, any Lender or any such Affiliate to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guarantee or other security for the Obligations is adequate.

11.5 Remedies Cumulative; No Waiver.
     11.5.1 Cumulative Rights.
     All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Obligors contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.
     11.5.2 Waivers.
     The failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Obligors and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Borrower that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12 AGENT
12.1 Appointment; Authority and Duties of Agent.
     12.1.1 Appointment and Authority.
     Each Lender appoints and designates Bank as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting, rendering opposable, setting up and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.
     12.1.2 Duties.
     Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
     12.1.3 Agent Professionals.
     Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, mandataries, employees or Agent Professionals selected by it with reasonable care.
     12.1.4 Instructions of Required Lenders.
     The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.
     12.2.1 Lien Releases; Care of Collateral.
     Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of an Asset Disposition which Borrower certifies in writing to Agent is a Permitted Asset Disposition or a Lien which Borrower certifies is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry), (c) that does not constitute a material part of the Collateral, or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected , rendered opposable or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
     12.2.2 Possession of Collateral.
     Agent and Lenders appoint each other Lender as agent for the purpose of perfecting and rendering opposable Liens (for the benefit of Secured Parties) in any Collateral that, under the PPSA or other Applicable Law, can be perfected or published by possession or delivery. If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
     12.2.3 Reports.
     Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors’ books and records as well as upon representations of Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.
12.3 Reliance By Agent.
     Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4 Action Upon Default.
     Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC, PPSA, Civil Code sales, sales by a creditor, judicial sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.
12.5 Ratable Sharing.
     If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off, compensation or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
12.6 Indemnification of Agent Indemnitees.
     12.6.1 Indemnification.
     EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, EXCEPT CLAIMS RESULTING FROM SUCH AGENT INDEMNITEE’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT. If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.
     12.6.2 Proceedings.
     Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any action, suit, proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same. In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.
12.7 Limitation on Responsibilities of Agent.
     Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or wilful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection, opposability or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
12.8 Successor Agent and Co-Agents.
     12.8.1 Resignation; Successor Agent.
     Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of Canada or the United States or any state or district thereof (provided that such U.S. bank is an “authorized foreign bank” as defined in section 2 of the Bank Act (Canada), has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 15.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor by merger, amalgamation or acquisition of the stock or assets of Bank shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
     12.8.2 Separate Collateral Agent.
     It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent or mandatary shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent or mandatary. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent or mandatary, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent or mandatary.
     12.8.3 Withholding Tax.
(a)	Subject to paragraph (b) of this Section, each Lender and the Bank represents and warrants to the Agent and the other Lenders and the Borrower that it is either a resident of Canada or is an “authorized foreign bank” as defined in section 2 of the Bank Act (Canada). Each Lender that is an “authorized foreign bank” as defined in section 2 of the Bank Act (Canada) further represents and warrants to the Borrower and the other Lenders and agrees that for purposes of the ITA, it will receive all amounts paid or credited to it under this Agreement in respect of its Canadian banking business;

(b)	If the Canada Revenue Agency or any other Governmental Authority of Canada or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender such Lender shall indemnify the Agent and the Borrower fully for all amounts paid, directly or indirectly, by the Agent or the Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including costs of legal counsel);

(c)	Without prejudice to the survival of any other agreement contained herein, the representations and warranties contained in paragraph (a) of this Section and the agreements and obligations contained in paragraph (b) of this Section shall survive the payment in full of principal, interest, fees and any other amounts payable hereunder, the termination of this Agreement and any other Loan Document and the replacement of the Agent.

12.9 Due Diligence and Non-Reliance.
     Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations bereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from taking any action under any Loan Documents. Except as expressly provided herein and except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
12.10 Replacement of Certain Lenders.
     In the event that any Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
12.11 Remittance of Payments and Collections.
     12.11.1 Remittances Generally.
     All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 12:00 p.m. (Eastern time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Eastern time) on such day, and if request is made after 12:00 p.m. (Eastern time), then payment shall be made by 12:00 p.m. (Eastern time) on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any and all fees and interest paid by the Borrower to the Agent, for the Pro Rata benefit of the Lenders, on the first day of each month, shall be paid by the Agent to the Lenders on or before the third Business Day of such month. Any such payment shall be subject to Agent’s right of offset or compensation for any amounts due from such Lender under the Loan Documents.
     12.11.2 Failure to Pay.
     If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Obligors be entitled to receive credit for any interest paid by a Lender to Agent.
     12.11.3 Recovery of Payments.
     If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
12.12 Agent in its Individual Capacity.
     As a Lender, Bank shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank in its capacity as a Lender. Each of Bank and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Barik Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.
12.13 Agent Titles.
     Each Lender, other than Bank, that is designated (on the cover page of this Agreement or otherwise) by Bank as an “Agent” or “Arranger” or “Manager” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14 No Third Party Beneficiaries.
     This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.
SECTION 13 BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
13.1 Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of Obligors, Agent and Lenders and their respective successors and assigns, except that (a) no Obligors shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2 Participations.
     13.2.1 Permitted Participants; Effect.
     Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if such Lender had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrower agrees otherwise in writing.
     13.2.2 Voting Rights.
     Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, Guarantor or substantial portion of the Collateral.

     13.2.3 Benefit of Set-Off.
     Obligors agree that each Participant shall have a right of set-off or compensation in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off or compensation with respect to any participating interests sold by it. By exercising any right of set-off or compensation, a Participant agrees to share with Lenders all amounts received through its set-off or compensation, in accordance with Section 12.5 as if such Participant were a Lender.
13.3 Assignments.
     13.3.1 Permitted Assignments.
     A Lender may assign to any Eligible Assignee, acceptable to Agent acting reasonably (for greater certainty, any assignment by a Lender to an Affiliate of Lender shall not require such Agent’s consent), any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender be at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Obligors to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Obligors’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
     13.3.2 Effect; Effective Date.
     Upon delivery to Agent of an assignment notice in the form of Exhibit D and a processing fee of $3,500, such assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.
13.4 Representation of Lenders.
     Each Lender represents and warrants to Borrower, Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

SECTION 14 GUARANTEES
14.1 The Guarantees
     Each Guarantor, as primary obligor and not as a surety merely, hereby unconditionally and irrevocably, jointly and severally (solidarily), guarantees to the Agent and each of the Lenders the punctual payment when due in accordance with the terms hereof of all Obligations, of whatever kind and description, of the Borrower to the Agent and each of the Lenders now or hereafter existing, whether direct or indirect, absolute or contingent, matured or unmatured, secured or unsecured pursuant to or arising out of or under this Agreement (including all interest that accrues after the commencement of any Insolvency Proceeding by or against the Borrower, whether or not allowed in such case or proceeding), including, without limitation, all Obligations (all such obligations so guaranteed are referred to herein as the “Guaranteed Obligations”).
14.2 Guarantee Absolute
     Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with their terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent and/or Lenders with respect thereto. The liability of each Guarantor hereunder shall be solidary (joint and several) and absolute and unconditional irrespective of:
(a)	Any lack of validity or enforceability of the Obligations or the Guaranteed Obligations or any agreement or instrument relating thereto;

(b)	Any change in the time, manner or place of the payment of, or in any other term of, all or any of the Obligations or the Guaranteed Obligations, or any amendment or modification of or any consent to departure from this Agreement or any other Loan Document;

(c)	Any exchange, release, unopposability or nonperfection of any Collateral or any release or amendment to, waiver of, or consent to departure from, or any Guarantee for, all or any part of the Obligations or the Guaranteed Obligations;

(d)	the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto;

(e)	Any whole or partial termination of this Guarantee as to any other Guarantor;

(f)	the insolvency of any Obligor; (e) any election by Agent or any Lender to avail itself of an Insolvency Proceeding or any election in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code, or otherwise; (f) any borrowing or grant of a Lien by Borrower, as debtor-in- possession; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under debtor relief laws; or

(g)	Any other circumstance which might otherwise constitute a defence available to, or a discharge of, the Borrower in respect of the Obligations or the Guaranteed Obligations or a Guarantor in respect of this Guarantee or the Guaranteed Obligations.
     This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations or the Guaranteed Obligations are rescinded or must otherwise be returned by the Agent and/or Lenders upon the bankruptcy or reorganization of any Guarantor or otherwise under applicable law, all as though such payment had not been made.
14.3 Consents, Waivers and Renewals
     Each Guarantor hereby renounces to the benefits of division and discussion. Each Guarantor hereby waives promptness, diligence, notice of the acceptance hereof, notice of intent to accelerate and notice of acceleration and any other notice with respect to any of the Obligations or the Guaranteed Obligations and this Agreement and any requirement that the Agent and/or Lenders protect, secure, perfect, render opposable or insure any Agent’s Lien or Lien on any Property subject thereto or exhaust any right or take any action against the Borrower any Guarantor or any other Person or any Collateral before proceeding hereunder. Each Guarantor agrees that the Agent and/or Lenders may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Borrower or the Guarantor extend the time of payment of, exchange or surrender any Collateral for, or renew any of the Obligations or the Guaranteed Obligations, and may also make any agreements with the Borrower, any Guarantor or with any other party to or Person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge, or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Agent and/or any Lenders and the Borrower or any such other party or Person, without in any way impairing or affecting this Guarantee. Each Guarantor agrees to make payment to the Agent, for the rateable benefit of the Lenders, of any of the Obligations and the Guaranteed Obligations whether or not the Agent and/or any Lenders shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations or the Guaranteed Obligations. The Agent and/or Lenders shall be free to deal with the Borrower and the Guarantor as it sees fit.
     Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 14. If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, Obligors consent to such action by Agent or such Lender and waive any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 14, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
14.4 Subrogation
     No Guarantor shall exercise any rights which it may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise, until all the Obligations and the Guaranteed Obligations shall have been paid in full. If any amount shall be paid to the Borrower on account of such subrogation rights in violation of the foregoing restriction, such amount shall be held in trust for the benefit of the Agent (for itself and the other Lenders) and shall forthwith be paid to the Agent (for itself and the other Lenders) to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
14.5 Subordination.
     Each Obligor hereby postpones any right of enforcement, remedy and action and subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations. Any such claims (whether secured or unsecured) and any such remedial rights are hereby assigned to the Agent (and shall be assigned pursuant to documentation satisfactory to the Agent), and any such claims owing and paid to an Obligor in contravention of the terms of this Agreement shall be received and held by any such Obligor in trust for the benefit of the Agent (for itself and the other Lenders) and the proceeds thereof shall forthwith be paid over to the Agent (for itself and the other Lenders) to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
14.6 Protection Clause
     Whenever herein a representation or warranty is expressed by a Guarantor or, subject to Section 14.1 above, any agreement to do any act or thing is made by a Guarantor, same shall be deemed to be a representation or warranty as to that Guarantor only and not a representation or warranty of any matter or circumstance of any other Guarantor and an agreement as to its conduct and not the conduct of any other Guarantor. Subject to Section 14.1 above, no Guarantor shall be liable for any obligation of any other Guarantor.
14.7 Limitation on Guarantee of Obligations
(a)	In any action or proceeding with respect to any Guarantor involving any state or provincial corporate law, or any state or provincial or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of such Guarantor under Section 14.1 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 14.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Agent or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b)	To the extent that any Guarantor shall make a payment under this Agreement of all or any of the Guaranteed Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by the Guarantor, exceeds the amount which the Guarantor would otherwise have paid if the Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of the Guarantor in effect immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(i)	As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Agreement without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(ii)	This subsection (b) is intended only to define the relative rights of Guarantor and nothing set forth in this subsection (b) is intended to or shall impair the obligations of Guarantor, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(iii)	The rights of the parties under this subsection (b) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of this Agreement and the other Loan Documents.

(iv)	The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

14.8 Guarantee of Payment
     The Guarantor further agrees that this Guarantee constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any Lender to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Agent or any Lender in favour of any other Guarantor or any other Person or to any other guarantor of all or part of the Guaranteed Obligations.
SECTION 15 MISCELLANEOUS
15.1 Consents, Amendments and Waivers.
     15.1.1 Amendment.
     No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent, with the consent of Required Lenders, and each Obligor party to such Loan Document; provided, however, that
(a)	without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)	without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.2;

(c)	without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d)	without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.5, 7.1 (except to add Collateral), or 15.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, or increase total Commitments; (v) release Collateral with a book value greater than $2,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vi) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.
     15.1.2 Limitations.
     The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no

Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.
     15.1.3 Payment for Consents.
     Borrower will not, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.2 Indemnity.
     EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or wilful misconduct of such Indemnitee.
15.3 Notices and Communications.
     15.3.1 Notice Address.
     Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the Canada post mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower shall be deemed received by all Obligors.

     15.3.2 Electronic Communications; Voice Mail.
     Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
     15.3.3 Non-Conforming Communications.
     Agent and Lenders may rely upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of Borrower.
15.4 Performance of Obligors’ Obligations.
     Agent may, in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity, opposability or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, privilege or priority or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Prime Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5 Credit Inquiries.
     Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
15.6 Severability.
     Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7 Cumulative Effect; Conflict of Terms.
     The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8 Counterparts; Facsimile Signatures.
     Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals. Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.
15.9 Entire Agreement.
     Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.
15.10 Obligations of Lenders.
     The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor. Each Obligor acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Obligors, Agent, Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, Issuing Bank or any Lender, and each Obligor, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.
15.11 Confidentiality.
     During the term of this Agreement and for 12 months thereafter, Agent and Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Obligors deliver to Agent and Lenders and identify as confidential at the time of delivery, except that Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental

Authority exercising regulatory authority over Agent or such Lender; (e) which ceases to be confidential, other than by an act or omission of Agent or any Lender, or which becomes available to Agent or any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; or (j) with the consent of Obligors. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Borrower’s names in advertising and other promotional materials.
15.12 Governing Law; Choice of Forum; Service of Process.
(a)	THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE IX OF THE UCC OR IN THE PPSA OR CIVIL CODE OF QUEBEC, AS APPLICABLE) OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

(b)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE PROVINCE OF ONTARIO, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE OBLIGORS, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS, EACH OF THE OBLIGORS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (1) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST AN OBLIGOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS

FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)	EACH OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL OR BY PERSONAL DELIVERY OR TELECOPIER AS PROVIDED IN SECTION 15.3 DIRECTED TO THE ATTENTION OF OBLIGORS AT ITS ADDRESS SET FORTH HEREIN AND SERVICE MADE BY REGISTERED MAIL SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAIL POSTAGE PREPAID AND IF MADE OTHERWISE SHALL BE DEEMED TO BE COMPLETED AT THE TIMES PROVIDED IN SECTION 15.3. NOTWITHSTANDING THE FOREGOING, IF THE PARTY EFFECTING SUCH SERVICE OF PROCESS KNOWS OR OUGHT REASONABLY TO KNOW OF ANY DIFFICULTIES WITH THE POSTAL SYSTEM THAT MIGHT AFFECT THE DELIVERY OF MAIL, SUCH SERVICE OF PROCESS MAY NOT BE MAILED BUT MUST BE EFFECTED BY PERSONAL DELIVERY OR BY A TELECOMMUNICATIONS DEVICE CAPABLE OF CREATING A WRITTEN RECORD. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.
15.13 Waivers by Obligors.
     To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) Presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.14 Survival of Representations and Warranties
     All of the Obligors’ representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.
15.15 Fees and Expenses
     The Borrower agrees to pay to the Agent, for its benefit, on demand, all costs and expenses that Agent or Bank pays or incurs (but not the allocated costs of Agent’s employees engaged in day-to-day administration, but including the Agent’s auditors’ fees and costs) in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including, without limitation (a) Extraordinary Expenses, (b) attorney costs; (c) costs and expenses (including reasonable lawyers’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (d) costs and expenses of lien searches; (e) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of Agreement); (f) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (g) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Obligors’ operations by the Agent plus the Agent’s then customary charge (U.S.$850 per day per person) for field examinations and audits and the preparation of reports thereof for each agent or employee of the Agent with respect to each field examination or audit; (h) costs and expenses of forwarding loan proceeds, collecting cheques and other items of payment, and establishing and maintaining Payment Accounts, including lock boxes; (i) costs and expenses of preserving and protecting the Collateral (and to maintain any insurance required hereunder or to verify Collateral); and (j) costs and expenses (including attorneys’ costs) paid or incurred, by Agent or any Lender, to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). All legal, accounting and consulting fees shall be charged to Borrower by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Obligors. All of the foregoing costs and expenses shall be charged to the Borrower’s Loan Account as Revolving Loans as described in Section 5.2 and shall constitute Obligations.
15.16 Limitation of Liability
     NO CLAIM MAY BE MADE BY ANY OBLIGOR, ANY LENDER OR OTHER PERSON AGAINST THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM

FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH OBLIGOR AND EACH LENDER HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR.
15.17 Final Agreement
     This Agreement and the other Loan Documents including the Fee Letter are intended by the Obligors, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Obligors and a duly authorized officer of each of the Agent and the requisite Lenders.
15.18 Precedence
     In the event that any provisions of the Loan Documents (other than this Agreement) (the “Conflicted Agreements”) contradict and are otherwise incapable of being construed in conjunction with the provisions of this Agreement, the provisions of this Agreement shall take precedence over those contained in the Conflicted Agreements and, in particular, if any act of an Obligor is expressly permitted under this Agreement but is prohibited under the Conflicted Agreements, any such act shall be permitted under this Agreement and shall be deemed to be permitted under the Conflicted Agreements.
15.19 Judgment Currency.
     If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “ Original Currency’’) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Agent against such loss. The term “rate of exchange” in this Section means the spot rate at which the Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

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     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

MIDFIELD SUPPLY ULC

Per:	/s/ Dan Endersby Name: Dan Endersby
Title: President
Address:	1140, 2nd Street West
P.O. Box 940
Brooks, Alberta T1R 1B8
Attn:
Facsimile:

GUARANTOR:

MEGA PRODUCTION TESTING INC.

Per:	/s/ Dan Endersby Name: Dan Endersby
Title: President
Address:	P.O. Box 427
Brooks, Alberta T1R 1B4

with copies to:

12413 94A Street
Grand Prairie, Alberta T8V 5X7
Attn:
Facsimile:
Loan and Security Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A. (acting through its Canada branch), as Agent

Per:	/s/ L.M. Junior Del Brocco Name: L.M. Junior Del Brocco
Title: Senior Vice President
Address:	Bank of America, N.A.
(acting through its Canada branch)
200 Front Street W., Suite 2700
Toronto, Ontario M5V 3L2
Attn:
Facsimile:

With a copy to:

Address:	Bank of America, N.A.
TX1-492-22-13
901 Main Street, 22nd Floor
Dallas, Texas 75202
Attn: Loan Administration
Facsimile: (214) 209-4766
Loan and Security Agreement

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Lender

Per:	/s/ L.M. Junior Pel Brocco Name: L.M. Junior Pel Brocco
Title: Senior Vice President
Address:	Bank of America, N.A. (acting
through its Canada branch)
200 Front Street W., Suite 2700
Toronto, Ontario M5V 3L2
Attn:
Facsimile:

With a copy to:

Address:	Bank of America, N.A.
TX1-492-22-13
901 Main Street, 22nd Floor
Dallas, Texas 75202
Attn: Loan Administration
Facsimile: (214) 209-4766
Loan and Security Agreement

ALBERTA TREASURY BRANCHES, as a Lender

Per:	/s/ Dwayne Hoopfer Name: Dwayne Hoopfer
Title: Senior Corporate Relationship Manager

Per:	/s/ Adrian van Sluys Name: Adrian van Sluys
Title: Account Manager
Address:	Alberta Treasury Branches
3rd Floor, 239-8th Avenue
Calgary, Alberta T2P 1B9
Attn: Mr. Hoopfer
Facsimile: (403) 974-5784
Loan and Security Agreement

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender

Per:	/s/ Barry J. Walsh Name: Barry J. Walsh
Title: Vice President
Address:	200 Bay Street, Floor 18
Toronto M5J 2J2 Canada
Attn: Barry J. Walsh
Facsimile: (416) 981-2375

With a Copy to:

Address:	JPMorgan Chase Bank, N.A.
TX1-2921
2200 Ross Ave., 6th Floor
Dallas, TX 75201
Attn: Christy West
Facsimile: (214) 965-2594

ROYAL BANK OF CANADA
(Asset Based Finance),
as a Lender

Per:	/s/ Marcelle Fernandes Name: Ms. Marcelle Fernandes
Title: Portfolio Manager

Per:	/s/ Tro DerBedrossian Name: Tro DerBedrossian
Title: Manager, Underwriting
Address:	Royal Bank Asset Based Finance
320 Front Street West, 9th Floor
Toronto, Ontario M5V 3B6
Attn: Ms. Marcelle Fernandes
Facsimile: (416) 974-0716
Loan and Security Agreement

HSBC BANK CANADA, as a Lender

Per:	/s/ Wade Schuler Name: Wade Schuler
Title: Senior Account Manager
Address:	HSBC Bank Canada 407-8th Avenue SW
Calgary, Alberta T2P 1E5
Attn: Mr. Schuler
Facsimile: (403) 693-8556
Loan and Security Agreement